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                                                                 EXHIBIT 10.29






                          SECOND AMENDED AND RESTATED

                       AGREEMENT OF LIMITED PARTNERSHIP

                                      OF


                     HOTEL FRANCHISING LIMITED PARTNERSHIP

                        A Delaware Limited Partnership



                                  Dated as of

                               November 20, 1996



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                               TABLE OF CONTENTS

                                                                       Page

1.   DEFINITIONS; ACCOUNTING TERMS.....................................  1
         1.1.  Definitions.............................................  1
         1.2.  Number; Gender.......................................... 22
         1.3.  Accounting Terms and Determinations..................... 22

2.   ORGANIZATION...................................................... 22
         2.1.  Continuation of Limited Partnership.  .................. 22
         2.2.  Name     ............................................... 22
         2.3.  Purpose  ............................................... 23
         2.4.  Places of Business...................................... 23
         2.5.  Registered Office and Agent............................. 23
         2.6.  Fiscal Year............................................. 23
         2.7.  Powers   ............................................... 23
         2.8.  Limitations on Certain Activities....................... 23

3.   PARTNERS.......................................................... 25
         3.1.  General and Limited Partner............................. 25
         3.2.  Liability of Related Persons............................ 26
         3.3.  Limited Liability of Limited Partners................... 27
         3.4.  Partnership Property; Partnership Interest.............. 27

4.   CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS........................... 27
         4.1. Capital Contributions.................................... 28
         4.2  Capital Accounts......................................... 31
         4.3            Allocations of Net Income and Net
                        Losses......................................... 32
         4.4            Special Allocations............................ 33
         4.5            Binding Effect of Allocations.................. 36
         4.6            Tax Allocations:  Code Section 704(c).......... 36
         4.7  Transfer or Change in Partnership
                        Interest....................................... 36
         4.8  Characterization of Additional Capital
                        Loans and Additional LP Capital
                        Contributions for Income Tax Purposes.......... 37
         4.9.  General Partner......................................... 37
         4.10  Future Capital Requirements............................. 38

5.   DISTRIBUTIONS..................................................... 39
         5.1.  No Right to Withdraw.................................... 39
         5.2.  Minimum LP Distributions................................ 39
         5.3   Investment Income Distributions......................... 42
         5.4.  Annual Distributions.................................... 42

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         5.5   Mechanics of Distributions............................ 42
         5.6.  Restrictions on Distributions......................... 43
         5.7.  Withholding........................................... 43
         5.8   Certain Distributions to the Original
                        Limited Partner.............................. 44

6.   MANAGEMENT...................................................... 44
         6.1.  Management by General Partner; Corporate
                        Services Fee; Third Parties.................. 44
         6.2.  Third Party Reliance.................................. 46
         6.3.  Other Activities of Related Persons................... 46
         6.4.  Certificates and Fictitious Name Filings.............. 48
         6.5.  Funds Management...................................... 48
         6.6.  Expenses ............................................. 48
         6.7.  Development Advances, Property Guaranties............. 49
         6.8.  Insurance............................................. 49

7.   REPRESENTATIONS AND WARRANTIES.................................. 50
         7.1.  Representations and Warranties of the
                        General Partner.............................. 50
         7.2.  Representations and Warranties of Limited
                        Partners..................................... 50

8.  GENERAL PARTNER'S TENDER RIGHT................................... 51

9.  ORIGINAL LIMITED PARTNER'S PUT RIGHTS............................ 53
         9.1.  Sixth Year Put Right.................................. 53
         9.2.  Additional Put Right.................................. 55

10.  GENERAL PARTNER'S CALL OPTION................................... 57

11.   ACCOUNTING, BOOKS, RECORDS AND REPORTS......................... 58
         11.1  Books of Account...................................... 58
         11.2  Method of Accounting.................................. 58
         11.3  Tax Elections......................................... 58
         11.4  Preparation of Tax Returns............................ 58
         11.5  Audited Financial Statements.......................... 59
         11.6  Tax Matters Partner................................... 59
         11.7  Banking  ............................................. 59

12.      TRANSFER OF PARTNERSHIP INTERESTS; SUBSTITUTE
         AND ADDITIONAL PARTNERS..................................... 60
         12.1.  Assignments.......................................... 60

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                                                                     Page

         12.3.  Effect of Retirement, Withdrawal, Bank-
                        ruptcy, Dissolution, Death, Etc. of
                        Limited Partner.............................. 61
         12.4.  Substitute Limited Partners.......................... 61

13.   INDEMNIFICATION OF GENERAL PARTNER............................. 62
         13.1.  In General........................................... 62
         13.2.  Not Liable for Return of Capital..................... 63

14.   DURATION AND TERMINATION OF THE PARTNERSHIP.................... 64
         14.1.  Term    ............................................. 64
         14.2.  Winding-Up........................................... 64
         14.3.  Distributions in Cash or in Kind..................... 65
         14.4.  Time for Liquidation................................. 65
         14.5.  Termination.......................................... 66
         14.6.  Compliance with Certain Requirements of
                        Treasury Regulations......................... 66

15.   DISSOLUTION, ETC. OF GENERAL PARTNER........................... 66
         15.1.  Disabling Events..................................... 66
         15.2.  Effect of a Disabling Event.......................... 67

16.   AMENDMENTS..................................................... 67
         16.1.  Consent to Amendments................................ 67
         16.2.  Amendments by General Partner........................ 68

17.   MISCELLANEOUS.................................................. 69
         17.1.  Waiver of Partition.................................. 69
         17.2.  Entire Agreement..................................... 69
         17.3.  Choice of Law........................................ 69
         17.4.  Successors and Assigns............................... 69
         17.5.  Captions............................................. 69
         17.6.  Severability......................................... 69
         17.7.  Counterparts......................................... 69
         17.8.  Additional Documents................................. 70
         17.9.  Non-Waiver........................................... 70
         17.10.  Manner of Consent................................... 70
         17.11.  Notices............................................. 70
         17.12.  Grant of Power of Attorney.......................... 71
         17.13.  Irrevocable and Coupled with an Interest;
                        Copies to Be Transmitted..................... 72
         17.14.  Survival of Power of Attorney....................... 72
         17.15.  Limitation of Power of Attorney..................... 73
         17.16.  Exercise of Rights.................................. 73
         17.17.  Confidentiality..................................... 73
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                                                                     Page

         17.18.  Submission to Jurisdiction........................... 74
         17.19.  Waiver of Trial by Jury.............................. 74


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                          SECOND AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP

                        This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HOTEL FRANCHISING LIMITED PARTNERSHIP (the "Partnership") is made as of the 20th day of November, 1996, by and between GENERAL FRANCHISE SYSTEMS, INC., as General Partner (the "General Partner"), and FRANCHISE INVESTORS L.L.C., a Delaware limited liability company, as Limited Partner (the "Original Limited Partner"), amending and restating the Amended and Restated Agreement of Limited Partnership, dated as of the 31st day of March, 1995 (the "Original Partnership Agreement"), among the General Partner, the Original Limited Partner and Joel R. Buckberg as the withdrawing initial limited partner (the "Initial Limited Partner"), which amended and restated the Agreement of Limited Partnership, dated as of the 20th day of March, 1995, between the General Partner and the Initial Limited Partner.

                        WHEREAS, the parties hereto desire to amend and restate the Original Partnership Agreement, and continue the Partnership as a limited partnership under the Act and this Agreement;

                        NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby amend and restate the Original Partnership Agreement in its entirety and hereby agree as follows:

1.   DEFINITIONS; ACCOUNTING TERMS.

                        1.1.    Definitions.

                        As used herein the following terms shall have the following respective meanings:

                        Act -- as defined in Section 2.1.

                        Additional LP Capital Contributions -- as defined in Section 4.1(c).

                        Additional Capital Loans -- as defined in
Section 4.1(d).



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                        Adjusted Capital Account -- at any time, the then
balance in the Capital Account of a Partner, after giving effect to the following adjustments:

                           (i) credit to such Capital Account any amounts that such Partner is deemed obligated to restore as described in the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and Treasury Regulations Section 1.704-2(i)(5); and

                           (ii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4),
         (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                        Adjusted Royalty Revenues -- the Gross Royalty Revenues for each Eligible Hotel Property from time to time owing to the Partnership under each Franchise Agreement, calculated as if each Eligible Hotel Property in the System paid royalty fees at the average royalty percentage provided for throughout the Initial Term of the Franchise Agreement relating to such Eligible Hotel Property.

                        Adjusted Unamortized Development Advances -- the lesser of (i) the unamortized Development Advances on the Partnership's audited balance sheet as of the Put Reference Date and (ii) the Partnership's unamortized Development Advances calculated as if all such Development Advances were amortized over a period of 15 years.

                        Administrative Fee -- each annual administrative fee in the amount of $100,000 payable by the Original Limited Partner to the Designated Member not more than 90 days following the end of each Fiscal Year of the Partnership (pro-rated for the Partnership's first Fiscal Year and for the Partnership's last Fiscal Year, if such last Fiscal Year is less than a full calendar year).


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                        Advisory Fee -- that certain non-refundable fee of
$500,000 payable by the Partnership to HFS on the Initial Closing Date.

                        Affiliate -- with reference to any Person, any other Person of which such first Person is a member, director, officer, general partner or employee or any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such first Person.

                        Agreement -- this Second Amended and Restated Agreement of Limited Partnership, as the same may be amended, supplemented or otherwise modified hereafter from time to time as provided herein.

                        Annual Distributions -- as defined in Section 5.4.

                        Assign -- to make an Assignment.

                        Assignee -- a Person who receives an Assignment of an interest in the Partnership.

                        Assignment -- as defined in Section 12.1.

                        Authorized Representative -- as defined in Section
17.17.

                        Bankruptcy Code -- Title 11 of the United States Code entitled "Bankruptcy," as amended from time to time, and any successor statute or statutes thereto.

                        Big Six Accounting Firm -- any one of the nationally recognized accounting firms of: (i) Arthur Andersen & Co.; (ii) Coopers & Lybrand; (iii) Deloitte & Touche LLP; (iv) Ernst & Young; (v) KPMG Peat Marwick; and (vi) Price Waterhouse, and any successor firm to any of the foregoing.

                        Business Day -- any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions in New York are authorized or required by law or other government actions to close.

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                        Call -- the General Partner's option to acquire the
Original Limited Partner's limited partnership interest in accordance with
Section 10 hereof.

                        Capital Accounts -- the capital account maintained by the Partnership for each of the Partners as described in Section 4.2 hereof.

                        Capital Commitment -- the amount set forth opposite each Partner's name on Schedule A hereto, as amended from time to time in accordance with the provisions of this Agreement.

                        Capital Contributions -- as to any Partner, the amount of cash and the initial Gross Asset Value of any property (other than money) contributed to the capital of the Partnership by such Partner pursuant to
Section 4.1 or Section 4.10. As to the General Partner, the term Capital Contributions shall also include the amount of organizational expenses of the Partnership, up to One Million Dollars ($1,000,000), incurred, payable or paid by the General Partner prior to the Initial Closing Date.

                        Capital Deficiency -- as to any Partner at any time, the positive excess, if any, of such Partner's remaining Capital Commitment over the balance in such Partner's Capital Account.

                        Cash Available for Distribution -- for any fiscal year shall mean (i) the GAAP net income of the Partnership for such Fiscal Year, plus (ii) the GAAP depreciation and amortization for such Fiscal Year of capitalized Development Advances and organizational expenses and fixed assets and other GAAP non-cash reserves less (iii) in each Fiscal Year Development Advances disbursed, plus (iv) Property Guaranty Payments made in such Fiscal Year, it being the intent of the parties hereto that neither Property Guaranty Payments nor Property Guaranty Reimbursements shall affect this definition, less (v) Property Guaranty Reimbursements received in such Fiscal Year, it being the intent of the parties hereto that neither Property Guaranty Payments nor Property Guaranty Reimbursements shall affect this definition, less (vi) in the Partnership's first Fiscal Year, the Advisory Fee, the structuring and placement fee of

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$400,000 payable by the Partnership to Merrill Lynch, and other organizational expenses paid by the Partnership (excluding any such expenses referred to in Section 4.1(a)), less (vii) Minimum LP Distributions and Investment Income Distributions made in such Fiscal Year, plus (viii) the cash balance at the beginning of such Fiscal Year reduced by Annual Distributions, if any, made in such year and by the cash, up to $2,000,000, required to meet the current operating needs of the Partnership, plus (or less) (ix) changes in other assets and liabilities (such assets and liabilities resulting from the ordinary course of business, of a class or sort not otherwise addressed in this definition), less (x) the amount of any payment to HFS in respect of any Shortfall Loan made by HFS to the Partnership, whether for principal or interest thereon, provided, that if in any Fiscal Year ending prior to the Put Date, GAAP net income of the Partnership is less than zero, Cash Available for Distribution for such Fiscal Year shall be zero.

                        Chain Facilities -- the Hotel Properties authorized by the Partnership to operate using the System and identified by the Marks.

                        Code -- the Internal Revenue Code of 1986, as the same may be amended hereafter from time to time.

                        Collateral -- as defined in the Loan Agreement.

                        Completion Fee -- the one-time fee, payable by the Original Limited Partner to Merrill Lynch upon the acquisition by the General Partner of all (but not less than all) of the then outstanding limited partnership interest owned by the Original Limited Partner, or immediately prior to the dissolution or liquidation of the Original Limited Partner, or the consolidation of the Original Limited Partner into the General Partner or HFS, in an amount (x) in the case of the Put, the Early Put, a Tender Offer, dissolution or liquidation of the Original Limited Partner, or consolidation of the Original Limited Partner into the General Partner or HFS, equal to the greater of $200,000 or 30% of the Partnership's Adjusted Royalty Revenues in excess of $9,000,000 (i) in the case of the Early Put or a Tender Offer, for the 12-month

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period ending on the date which is 90 days prior to the date of consummation of the Early Put or Tender Offer, as the case may be, (ii) for the 12-month period immediately preceding dissolution, liquidation or consolidation of the Original Limited Partner, if applicable, or (iii) for the 12-month period immediately preceding the Put Reference Date, in the case of the Put, or (y) in the case of the Call, equal to 50% of the Adjusted Royalty Revenues for the 12-month period immediately preceding the date the General Partner gives notice to the Original Limited Partner of its election to Call, provided, that in no event shall such fee exceed $1,500,000.

                        Confidential Matter -- as defined in Section 17.17.

                        Corporate Services Fee -- as defined in Section
6.1(a).

                        Damages -- any and all damages, disbursements, suits, claims, liabilities, obligations, judgments, fines, penalties, charges, amounts paid in settlement, costs and expenses (including, without limitation, attorneys' fees and expenses) arising out of or relating to litigation and interest on any of the foregoing, including, without limitation, Damages incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing (including reasonable fees and disbursements of counsel) by or before any court or Governmental Authority, whether pending or threatened, and whether or not any indemnitee thereof is or may be a party thereto.

                        Depreciation -- for any Fiscal Year or portion thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such period for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall be an amount that bears the same relationship to such beginning Gross Asset Value as the depreciation, amortization or cost recovery deduction in such period for Federal income tax purposes bears to the

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beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

                        Designated Member -- ML Leasing Partners, Inc., and its permitted successors and assigns, initially owning at least 1% of the LLC Interests.

                        Development Advances -- advances or remuneration made by the Partnership in its discretion from time to time to Franchisees, as an inducement to purchase a Franchise or for such other reasons as the General Partner deems appropriate, including, without limitation, (i) the payment of fees (whether in cash or otherwise) or the making of, or provision for, loans to Franchisees or Affiliates thereof; (ii) the omission or reduction of fees customarily charged to Franchisees; and (iii) the provision of other items or services of value, whether or not specifically provided for by the relevant Franchise Agreement between the Partnership and a Franchisee, provided, that such advances and remuneration shall be paid only in respect of Eligible Hotel Properties, and shall not exceed in the aggregate for any Eligible Hotel Property $250,000.

                        Disabling Event -- as defined in Section 15.1.

                        Early Put -- the Original Limited Partner's right to require the General Partner to purchase all or a portion of its limited partnership interest in the Partnership pursuant to Section 9.2 hereof.

                        Early Put Date -- as defined in Section 9.2(a).

                        Eligible Hotel Property -- means each Hotel Property in the System which has opened for business and which is authorized by the Partnership to operate using the System and to be identified by the Marks.


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                        Event of Default -- as defined in the Loan Agreement.

                        Event of Termination -- as defined in Section 14.1.

                        Extension Fee -- as defined in the definition of Franchise Fees.

                        Fair Market Value -- on any date, the fair market value of property on such date as determined, in the case of Section 9.2 or
Section 14.3, by independent appraisal, and in all other cases as reasonably determined by the General Partner by reference to an arm's- length transaction or a recognized public market for such property.

                        First-round Offer -- as defined in Section 4.10(b).

                        Fiscal Year -- as defined in Section 2.6.

                        Franchise Agreements -- All such agreements as are entered into between the Partnership as Franchisor, and each of its Franchisees, providing for the sale of Franchises and the provision of services to Franchisees, for which the Partnership will receive Franchise Fees and other payments.

                        Franchise -- a non-exclusive license to operate a specified Hotel Property using the System and the Marks.

                        Franchisee -- each Person purchasing a Franchise pursuant to a Franchise Agreement.

                        Franchise Fees -- the aggregate amount of fee and royalty payments payable to the Partnership under each Franchise Agreement, generally consisting of (a) initial and application fees, (b) a relicense fee payable upon a transfer of an Eligible Hotel Property, (c) a System Assessment Fee and special marketing assessments, (d) an extension fee (payable in the sole discretion of the Partnership) of a specified amount per day upon delays in opening of a Hotel Property, and payable in

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lieu of Royalties (the "Extension Fee"), (e) liquidated damages, payable by
Franchisees upon Franchise termination under Franchise Agreements, and (f) Royalties.

                        Franchisee Loan Documents -- the documents required by the SPV or the SPV Credit Agreement in connection with the making of each Franchisee Loan by the SPV, as same may from time to time be amended, modified or supplemented in accordance with their terms and the terms of the SPV Loan Documents.

                        Franchisee Loans -- the borrowings made by Franchisees from the SPV in accordance with the terms and provisions of the SPV Credit Agreement and the Franchisee Loan Documents.

                        GAAP -- as defined in Section 1.3.

                        General Partner -- as defined in the introduction to this Agreement.

                        Governmental Authority -- any nation or government, any state or other political subdivision thereof and any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                        Gross Asset Value -- with respect to any Partnership asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                           (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the Fair Market Value of such asset on the date of contribution;

                           (ii) The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective Fair Market Values as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an

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         interest in the Partnership; and (c) the liquidation of the
         Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                           (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the Fair Market Value of such asset on the date of distribution; and

                           (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code
         Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (vi) of the definition of Net Income and Net Losses and Section 4.4(f); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent the General Partner determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

                        Gross Royalty Revenues -- the sum of Royalties and Extension Fees payable to the Partnership and accruing during the relevant time period.

                        Guaranty Agreement -- the guaranty agreement by HFS in favor of the Original Limited Partner

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in substantially the form of Exhibit A hereto, as same may from time to time be amended, waived or modified in accordance with its terms.

                        HFS -- HFS Incorporated, a Delaware corporation, and its successors and assigns.

                        HFS SPV Guaranty -- the guaranty by HFS in favor of the SPV Lenders, dated as of November 20, 1996, of not more than $36,000,000 of SPV Loans from time to time outstanding (subject to the terms thereof), as same may from time to time be amended, modified or supplemented in accordance with its terms, including modification to increase the amount of the guaranty.

                        Hotel Property -- land, together with improvements, buildings, common areas, structures, appurtenances, fixtures, facilities and the like, owned or leased by a Franchisee or potential Franchisee, which is designed to be a hotel but which does not yet constitute an Eligible Hotel Property.

                        Indebtedness -- as to any Person, (a) all obligations of such Person for borrowed money, all obligations evidenced by bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid, (b) all obligations of such Person under conditional sale or other title retention agreements and all obligations issued or assumed as full or partial payment for property, whether or not any such obligations represent obligations for borrowed money, (c) all indebtedness secured by any Lien on property owned or acquired by such Person subject to such Lien whether or not the obligations secured thereby shall have been assumed, (d) all leases required to be capitalized in accordance with GAAP and all operating leases, (e) all reimbursement obligations, whether actual, contingent or otherwise, under any letter of credit, and (f) all of the obligations specified in clauses (a) through (e) of another Person, but without duplication thereof, guaranteed, directly or indirectly, in any manner, by such first Person.

                        Indemnity Agreement -- that certain indemnity agreement, dated as of the date hereof, among

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HFS, the General Partner, the Partnership, the Designated Member, the Manager
and Merrill Lynch, in substantially the form attached hereto as Exhibit B, as same may from time to time be amended, waived or modified in accordance with its terms.

                        Initial Closing Date -- March 31, 1995.

                        Initial Limited Partner -- as defined in the introduction

                        Initial Term -- For each Franchise Agreement, the stated initial term of such Agreement, which shall be for a period of twenty years less one day, or such lesser period as may be specified in any Franchise Agreement, but in no event less than ten years, commencing on the date that the Hotel Property which is the subject of such Franchise Agreement becomes an Eligible Hotel Property.

                        Investment Company Act -- the United States Investment Company Act of 1940, as amended, and as the same may be amended from time to time hereafter.

                        Investment Income -- The amount of income, if any, of the Partnership in each Fiscal Year earned from amounts invested in accordance with Section 6.5 hereof, which is properly treated as portfolio income (as defined in Treasury Regulations Section 1.469- 2T(c)(3))(net of any losses or expenses of the Partnership in such Fiscal Year that would be properly deductible against such income by the General Partner and the Members if the General Partner and all such Members were individuals that were not materially participating in the activity within the meaning of Section 469 of the Code and the Treasury Regulations promulgated thereun- der).

                        Investment Income Distribution -- as defined in
Section 5.3.

                        IRS -- The Internal Revenue Service or its successor.


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                        Lender -- HFS and its successors and assigns under the
Loan Agreement.

                        Lien -- any mortgage, pledge, lien, charge, security interest, hypothecation or other encumbrance on any property, real, personal or mixed.

                        Limited Partners -- collectively the Original Limited Partner, any Subsequent Limited Partners admitted to the Partnership in accordance with Section 4.10 hereof, and any Substitute Limited Partners admitted to the Partnership in accordance with Section 12.4 hereof.

                        LLC Interests -- the issued and outstanding ownership interests in the Original Limited Partner, initially consisting of up to 300 such interests, each such interest representing an initial investment of $50,000.

                        Loan Agreement -- that certain loan and security agreement, dated as of the Initial Closing Date between HFS, as Lender, and the Original Limited Partner, as borrower, in substantially the form attached hereto as Exhibit B, as same may from time to time be amended, waived or modified in accordance with its terms.

                        Manager -- ML Fund Administrators, Inc.

                        Mandatory Payment Date -- as defined in Section
4.1(d).

                        Marks -- collectively, (i) the service marks associated with the System published in the System Standards Manual from time to time, including, but not limited to the name, design and logo for "Wingate Inn" or such other brand name and service marks as the General Partner may adopt, and other marks from time to time, and (ii) tradenames, trade dress, logos and derivations and associated good will and related intellectual property interests.

                        Members -- at any time those Persons who are the record and beneficial owners of all of the issued and outstanding LLC Interests of the Original Limited

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Partner including, without limitation, the Designated Member.

                        Merrill Lynch -- Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and assigns.

                        Minimum LP Distributions -- as defined in Section 5.2 hereof.

                        Minimum LP Distribution Shortfall -- the amount, if any, which is the difference between the Minimum LP Distribution then due to the Original Limited Partner and the cash balance of the Partnership in excess of the amount determined in good faith by the General Partner to be necessary for the funding of Development Advances and other Partnership obligations, taking into account the cash available from Additional LP Capital Contributions.

                        Net Income or Net Losses -- for each Fiscal Year or portion thereof, an amount equal to the Partner- ship's items of taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 702 of the Code shall be included in taxable income or loss) with the following adjustments:

                           (i) any income which is exempt from Federal income tax and not otherwise taken into account in computing Net Income or Net Losses shall be added to taxable income or loss;

                           (ii) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net Losses, shall be subtracted from taxable income or loss;

                           (iii) in the event that the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of Gross Asset

         Value contained in this Section 1, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income and Net Losses;

                           (iv) gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                           (v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

                           (vi) to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations
         Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner's Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Losses; and

                           (vii) any items specially allocated pursuant to
         Section 4.4 hereof shall not be considered in determining Net Income or Net Losses.

                        Nonrecourse Deductions -- has the meaning set forth in Treasury Regulations Section 1.704-2(c).

                        Offer Price -- as defined in Section 8(a).

                        Operating Agreement -- that certain agreement, dated as of the Initial Closing Date, among the Members of the Original Limited Partner, relating to the formation and governance of the Original Limited Partner, as same may (subject to the restrictions contained herein and in the other Transaction Documents) from time to time be amended, waived or modified in accordance with its terms as such terms relating to amendments, waivers and modifications are in effect on the Initial Closing Date.

                        Original Limited Partner -- as defined in the introduction.

                        Original Partnership Agreement -- as defined in the introduction.

                        Other Expenses -- the annual audit, accounting and any related legal fees of the Original Limited Partner, any other reasonably necessary fees and expenses payable to third parties (including, without limitation, legal fees) incurred by the Original Limited Partner with the prior written consent of the General Partner (such consent not to be unreasonably withheld), and, so long as the Original Limited Partner is treated as a partnership for Federal income tax purposes, any franchise, unincorporated business or other similar taxes payable from time to time by the Original Limited Partner.

                        Partner Nonrecourse Debt -- has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

                        Partner Nonrecourse Debt Minimum Gain -- has the meaning set forth in Treasury Regulations Section
1.704-2(i).

                        Partner Nonrecourse Deductions -- has the meaning set forth in Treasury Regulations Section 1.704-
2(i).

                        Partners -- the Original Limited Partner, the General Partner, and such Subsequent Limited Partners and Substitute Partners as shall be admitted to the Partnership in accordance with the terms of this Agreement.

                        Partnership -- as defined in the introduction.

                        Partnership Entities -- as defined in Section 3.2.

                        Partnership Expenses -- as defined in Section 6.6.

                        Partnership Minimum Gain -- has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

                        Permitted Lien -- (a) Liens for taxes, assessments, or governmental charges or claims for sums either not yet delinquent or being contested in good faith and by adequate proceedings, if reserves or other appropriate provisions, as required by GAAP, have been made therefor; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, and other Liens imposed by law and incurred in the ordinary course of business for sums either not yet delinquent or being contested in good faith by adequate proceedings, if reserves or other appropriate provisions, as required by GAAP, have been made therefor; (c) any attachment or judgment Lien in existence less than thirty calendar days after the entry thereof, or with respect to which execution has been stayed, or with respect to which payment in full above any applicable deductible is covered by insurance (so long as no reservation of rights has been made by the insurer in connection with such coverage), and Liens incurred to secure any surety bonds, appeal bonds, or other instruments serving a similar purpose in connection with the appeal of any such judgment; (d) bankers' Liens in respect of deposit accounts in the nature of rights of setoff; (e) purchase money Liens on assets acquired for use in connection with Partnership business or intended in the good faith judgment of the General Partner to advance the business of the Partnership as described in Section 2.3; (f) Liens upon assets hereafter acquired by the General Partner or the Partnership which are existing at the time of acquisition thereof; (g) survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real property, which are necessary for the conduct of the business of the General Partner or the Partnership or which customarily exist on real property of Persons engaged in similar activities and similarly situated and which do not in any event in the aggregate materially impair the conduct of the business of the General Partner or the Partnership; (h) Liens, not arising in connection with the incurrence of debt, that are incurred in the ordinary course of business of the General Partner or the Partnership and that do not in the aggregate materially impair the use or value of the assets of the General Partner or the Partnership or the conduct of their respective business; and (i) Liens arising under or in connection with the Pledge Agreement.

                        Person -- an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

                        Pledge Agreement -- the pledge agreement, dated as of November 20, 1996 made by each of the General Partner and the Partnership of its respective interest in the SPV in favor of the SPV Lenders.

                        Prime Rate -- the rate publicly announced from time to time by the main New York City office of The Chase Manhattan Bank (or its successors and assigns), as its "prime rate", which rate shall change on the effective date of each change in Chemical Bank's prime rate.

                        Property Guaranty -- as defined in Section 4.1(f).

                        Property Guaranty Commitment -- the total amount under each Property Guaranty for which the Partnership might be liable upon a default by the primary obligor under the financing for an Eligible Hotel Property.

                        Property Guaranty Payment -- each amount from time to time paid over by the Partnership under a

                        Property Guaranty upon a default by the primary obligor on the obligations guaranteed by such Property Guaranty.

                        Property Guaranty Reimbursement -- the amounts, if any, from time to time received in reimbursement of a Property Guaranty Payment made by the Partnership (unless such reimbursement is rescinded, avoided, disregarded or required to be repaid in any bankruptcy or similar proceeding or otherwise).

                        Put -- the Original Limited Partner's right to require the General Partner to purchase all or a portion of its limited partnership interest in the Partnership pursuant to Section 9.1 hereof.

                        Put Date -- August 29, 2001.

                        Put Response Date -- July 30, 2001.

                        Put Reference Date -- April 1, 2001.

                        Related Person -- as defined in Section 3.2.

                        Representative -- as defined in Section 14.2.

                        Reservation System -- any system operated and maintained by HFS, or any subcontractor of HFS, for offering to interested parties, booking and communicating guest room reservations for Chain Facilities.

                        Royalties -- the amounts payable by Franchisees under the Franchise Agreements for a license to use the Marks and the System, which are expected to equal 4.5% of gross room revenues accruing during the calendar month for each Eligible Hotel Property, but which may be any such lesser (or greater) percentage as the General Partner, in its reasonable business judgment, deems appropriate.

                        Second-round Offer -- as defined in Section 4.10(b).

                        Securities Act -- the Securities Act of 1933, as amended, and as the same may be hereafter amended from time to time.

                        Securities Exchange Act -- the Securities Exchange Act of 1934, as amended, and as the same may be hereafter amended from time to time.

                        Shortfall Loan -- a loan made by HFS in accordance with Section 5 of the Support Agreement and as defined therein.

                        Software Contracts -- those certain contracts between the General Partner, HFS or an Affiliate of the General Partner or HFS and each Franchisee, providing for the licensing of computer software for hotel reservation and property management systems to such Franchisee, pursuant to which the General Partner, HFS or an Affiliate of the General Partner or HFS will earn software fees.

                        SPV -- Wingate Financial, LLC, a Delaware limited liability company.

                        SPV Commitment -- the amount available from time to time for borrowing by the SPV under the SPV Credit Agreement, which initially shall not exceed $60,000,000.

                        SPV Credit Agreement -- initially, that certain credit agreement, dated as of November 20, 1996, by and among the SPV, as borrower and the SPV Lenders, and, subsequently, any renewal or replacement credit facility entered into by the SPV, whether with the initial SPV Lenders, or subsequent SPV Lenders, as any of same may from time to time be amended, modified or supplemented in accordance with their respective terms.

                        SPV Lenders -- initially, The Chase
Manhattan Bank and such other lenders as are from time to time party to the SPV Credit Agreement, and subsequently, such lenders as are from time to time party to the SPV Credit Agreement (including any renewal or replacement thereof), whether the same or different from the initial

SPV Lenders, and, in each case, their successors and permitted assigns.

                        SPV LLC Agreement -- the limited liability company agreement, dated as of November 20, 1996, by and between the General Partner, as SPV Manager and a member, and the Partnership, as a member, providing for the formation of the SPV, as same may from time to time be amended, modified or supplemented in accordance with its terms.

                        SPV Loan Documents -- the SPV Credit Agreement, the SPV Notes, the HFS Guaranty and the SPV Security Documents.

                        SPV Loans -- the aggregate principal amount of the loans made to the SPV pursuant to the SPV Commitment, from time to time outstanding under the SPV Credit Agreement.

                        SPV Manager -- the General Partner, or such other Person serving from time to time as manager and designated member of the SPV.

                        SPV Notes -- the promissory notes from time to time outstanding and payable to the SPV Lenders under the SPV Credit Agreement, as same may from time to time be amended, modified or supplemented in accordance with the terms of the SPV Credit Agreement.

                        SPV Security Documents -- the Pledge Agreement, the Collateral Assignment Documents (as defined in the SPV Credit Agreement), and such other security documents as may be required from time to time by the SPV Lenders pursuant to the SPV Credit Agreement, and any renewals or replacements thereof, as each of same may from time to time be amended, modified or supplemented in accordance with its terms.

                        Subsequent Closing Dates -- as defined in Section
4.1(b).

                        Subsequent Limited Partners -- as defined in Section
4.10.

                        Substitute Limited Partner -- a Limited Partner who is admitted to the Partnership as a Substitute Limited Partner pursuant to the provisions of Section 12.4.

                        Substitute Partners -- any Substitute Limited Partner and/or Successor General Partner.

                        Successor General Partner -- any Person admitted to the Partnership as a successor general partner pursuant to Section 15.2.

                        Support Agreement -- that certain agreement among HFS, the General Partner and the Partnership, dated as of the Initial Closing Date, in substantially the form attached hereto as Exhibit D, as same may from time to time be amended, waived or modified in accordance with its terms.

                        System -- the comprehensive system of providing to Franchisees Hotel Property services under the Marks, including, without limitation, (i) the Marks, (ii) other intellectual property, including any Confidential Matter, System Standards Manual and know-how, (iii) marketing, advertising, publicity and other promotional materials and programs, (iv) training programs and materials, (v) quality assurance inspection and scoring programs, and (vi) the Reservation System.

                        System Assessment Fee -- the fees charged by the Partnership under Franchise Agreements for reservations, marketing, advertising, promotion, public relations, training and other related services and programs.

                        System Standards -- the standards of operation and design for participation in and use of the System, published in the Systems Standards Manual, including, without limitation, design standards, standards for furniture, fixtures and equipment, Mark standards, operations standards, technology and maintenance standards, and any other standards, policies, rules and procedures promulgated by HFS regarding System operation and usage.

                        System Standards Manual -- the standards of operation and design manual, the planning and design standards manual, and any other manual published or distributed by the Partnership relating to System Standards, and all other standards, policies, rules and procedures promulgated by the Partnership relating to System Standards.

                        Tax Matters Partner -- as defined in Section 11.6.

                        Tender Offer -- an offer by the General Partner to the Original Limited Partner to purchase all or a part of its limited partnership interest pursuant to Section 8 hereof.

                        Transaction Documents -- as defined in Section 3.2.

                        Treasury Regulations -- the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding Income Tax Regulations).

                        U.S. Dollars and $ -- lawful money of the United States of America.

                        Withdrawing Limited Partner -- the Initial Limited Partner.

                        1.2. Number; Gender. Defined terms shall include in the singular number the plural, and in the plural number the singular, and pronouns in the masculine, feminine or neuter gender shall include the pro-nouns of the other genders.

                        1.3. Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning accorded to them in accordance with generally accepted accounting principles ("GAAP") in the United States of America as in effect from time to time and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied.

2.   ORGANIZATION.

                        2.1. Continuation of Limited Partnership. The parties to this Agreement hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (6 Del. C. ss.17-101 et seq., as amended, the "Act"), and in accordance with the terms and provisions of this Agreement.

                        2.2. Name. The name of the Partnership heretofore formed and continued hereby shall be "Hotel Franchising Limited Partnership" or such other name or names as may be selected by the General Partner from time to time, and its business shall be carried on in such name with such variations and changes as the General Partner deems necessary to comply with requirements of the jurisdictions in which the Partnership's operations are conducted.

                        2.3. Purpose. The Partnership is organized primarily for the object and purpose of (a) developing and marketing the System, creating goodwill for the Marks, selling Franchises, and executing, performing under and enforcing the Franchise Agreements relating thereto and (b) engaging in such related activities as the General Partner shall deem necessary or advisable, all upon the terms and conditions set forth in this Agreement.

                        2.4. Places of Business. The Partnership shall have its principal place of business at Six Sylvan Way, Parsippany, New Jersey 07054, or at such other place or places as the General Partner may, from time to time, select. The Partnership may from time to time have such other place or places of business in such other jurisdictions as the General Partner may deem advisable.

                        2.5. Registered Office and Agent. The address of the Partnership's registered office in the State of Delaware is 32 Loockermen Square, Suite L-100, Dover, Delaware 19901. The name of the registered agent at that address is The Prentice-Hall Corporation System, Inc.

                        2.6. Fiscal Year. The fiscal year of the Partnership (each, a "Fiscal Year") shall end on the 31st day of December in each year, including the year during which the Partnership is organized, which Fiscal Year shall also be the taxable year of the Partnership (so long as such taxable year is not in contravention of any applicable provision of the Code or Treasury Regulations).

                        2.7. Powers. Subject to the provisions of Section 2.8, the Partnership, and the General Partner acting on behalf of the Partnership, shall be empowered to do or cause to be done, or not to do, any and all acts deemed by the General Partner in its sole discretion to be necessary or appropriate in furtherance of the purposes of the Partnership. Without limiting the foregoing, the Partnership is empowered to invest in the SPV and carry out the transactions contemplated by the SPV LLC Agreement and the SPV Loan Documents.

                        2.8. Limitations on Certain Activities. Neither the Partnership, nor the General Partner acting on behalf of the Partnership, will, unless the Original Limited Partner shall have consented thereto in writing, or unless otherwise specifically permitted hereby:

                        (i) sell, or permit to be sold, any Franchise Agreements, Marks or other intellectual property of the Partnership, provided, that the General Partner may exercise its reasonable discretion to sell, assign or dispose of, on behalf of the Partnership, any Franchise Agreement which is the subject of a Franchisee default;

                        (ii) incur or assume any Indebtedness in excess of $2,500,000 in the aggregate, except for (x) Indebtedness described in clause
(c) of the definition thereof, incurred under or in connection with the Pledge Agreement, and (y) Indebtedness on account of Shortfall Loans, short-term borrowings for working capital purposes, and, subject to Section 4.1(f), Indebtedness represented by Property Guaranties, provided, that, for purposes of determining permitted Indebtedness represented by Property Guaranties, the aggregate amount of Property

         Guaranty Commitments at any one time outstanding, together with the aggregate amount of Additional Capital Loans then made, shall not exceed the lesser of $60,000,000 or $600,000 multiplied by the then existing number of Eligible Hotel Properties, and provided further, that, for purposes of determining permitted Indebtedness described in clause (x) hereof, the aggregate amount of Property Guaranty Commitments at any one time outstanding, together with the aggregate amount of Additional Capital Loans then made and the amount guaranteed by the HFS SPV Guaranty, shall not exceed $60,000,000;

                           (iii) purchase any assets other than assets associated with the ordinary course of business of the Partnership as described herein or intended in the good faith and reasonable judgment of the General Partner to advance the business of the Partnership as described in Section 2.3;


                     (iv) create or permit the creation of any Lien, other than Permitted Liens, on any assets of the Partnership;

                           (v) own or operate hotels, except in connection with a judgment or claim against any Person, in which event the Partnership shall cease to own or operate any such hotel no later than three years after the commencement of its ownership or operation of same; or

                           (vi) enter into any SPV Loan Documents, unless such documents shall specifically preclude recourse to the Partnership or the General Partner for the obligations of the SPV, except to the extent of the pledge of the equity interest of the General Partner or of the Partnership in the SPV contained in the Pledge Agreement.

                        The consent of the Original Limited Partner to any activity described above shall be given by the Original Limited Partner, in accordance with Section 16.1, if Members holding more than 50% of the then outstanding LLC Interests consent thereto.

                        2.9. Withdrawal of Initial Limited Partner. On the Initial Closing Date, the Original Limited Partner was admitted to the Partnership as a limited partner of the Partnership. Upon such admission of the Original Limited Partner to the Partnership, the Initial Limited Partner withdrew from the Partnership and was entitled to receive his capital contribution, without interest or deduction.

3.   PARTNERS.

                        3.1. General and Limited Partner. The Partnership shall initially consist of the General Partner and the Original Limited Partner, and thereafter, the General Partner or any Successor General Partner and such additional or substituted Limited Partners as shall be admitted to the Partnership pursuant to Section 4.10 or 12.4. The General Partner shall cause Schedule A to be amended from time to time to reflect any increase in the Original Limited Partner's Capital Commitment by virtue of subsequent additional initial Capital Contributions, the admission of any Partner, the removal, expulsion, retirement or death of any Partner or the receipt by the Partnership of notice of any change of name of a Partner.

                        3.2. Liability of Related Persons. Neither the General Partner, HFS, the SPV or any of their respective Affiliates, nor any officer, director, manager, member, stockholder, partner or employee of the General Partner, HFS, or any of their respective Affiliates (collectively, the "Related Persons"), shall be liable, responsible or accountable, whether directly or indirectly, to the Partnership, any Partner, any Member, the Manager or any Affiliate of any of the foregoing (collectively, "Partnership Entities") for any Damages asserted against, suffered or incurred by any Partnership Entity arising out of or relating to (a) the management or conduct of the business and affairs (other than the Partnership) of any Related Person in which any Partnership Entity has an interest (including, without limitation, actions taken or not taken by any Related Person as a director of any such Person), and (b) the management or conduct of the business and affairs of any Related Person insofar as such business or affairs may relate to any

Partnership Entity, including, without limitation, all activities in the conduct of other business engaged in by a Related Person which might involve a conflict of interest with any Partnership Entity, or in which any Related Person realizes a profit or has an interest, except for Damages resulting from acts or omissions of such Related Person which constitute gross negligence or willful misconduct. For purposes of this Agreement, no action or failure to act on the part of any Related Person in a situation which involves a conflict of interest with any Partnership Entity, or in which such Related Person realizes a profit or has an interest shall constitute, per se, gross negligence or willful misconduct. Any Related Person may consult with independent counsel or a Big Six Accounting Firm and each Related Person shall be deemed not to have engaged in gross negligence or willful misconduct with respect to any action or failure to act and shall be fully protected and justified in so acting or failing to act, if such action or failure to act is in accordance with the advice or opinion of such independent counsel or Big Six Accounting Firm that such action does not constitute gross negligence or willful misconduct. Nothing contained in this Section 3.2 shall be deemed to relieve any party of its contractual obligations under this Agreement, the Loan Agreement, the Support Agreement, the Operating Agreement, the Indemnity Agreement, the Guaranty Agreement, or any other agreement or instrument referred to herein or therein (collectively, the "Transaction Documents").

                        3.3. Limited Liability of Limited Partners. The liability of the Limited Partners is limited to their obligation to make Capital Contributions to the Partnership in amounts and from time to time as provided by this Agreement, and, in the case of the Original Limited Partner, to repay the Additional Capital Loans in accordance with the terms of the Loan Agreement and this Agreement, all of which obligations are intended to be enforceable only by the Partnership and the General Partner, or the Lender, as the case may be, and only against the Original Limited Partner and not the Members, but not by creditors of the Partnership, and nothing elsewhere set forth in this Agreement or in any other document, and nothing arising from any other transaction whatsoever between or among any or all of the Partners or the Part-nership, shall have the effect of removing, diminishing or otherwise affecting such limitation. No officer, agent, director or employee of the General Partner who is also a Member shall be deemed or construed to act as a general partner by virtue of the performance of his or her duties or his or her actions taken in such capacity as an officer, agent, director or employee of the General Partner.

                        3.4. Partnership Property; Partnership Interest. No real or other property of the Partnership shall be deemed to be owned by any Partner individually, but shall be owned by and title shall be vested solely in the Partnership. The interests of the Partners in the Partnership shall constitute personal property.

                        3.5 Withdrawing Limited Partner. The execution of this Agreement by the Withdrawing Limited Partner constitutes its withdrawal as a limited partner of the Partnership. Because of such withdrawal, the Withdrawing Limited Partner shall have no further right, interest or obligation of any kind whatsoever as a limited partner of the Partnership. Any capital contribution to the Partnership of the Withdrawing Limited Partner shall be returned to such Withdrawing Limited Partner on the date of this Agreement without interest or deduction.

4.   CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS

                        4.1. Capital Contributions. (a) On the Initial Closing Date, each Partner shall make a Capital Contribution to the Partnership in the amount set forth in Schedule A hereto opposite its name. The Capital Contribution payable by the Original Limited Partner shall equal the aggregate amount of proceeds received by it from the sale of LLC Interests by such date. The Capital Contribution of the General Partner shall also include the amount of organizational expenses of the Partnership, up to One Million Dollars ($l,000,000), incurred, paid or payable by the General Partner. Except to the extent set forth in the prior sentence or in connection with a contribution of assets other than cash, the Capital Contributions of each Partner (as set forth in Schedule A hereto) shall be payable to the Partnership, in immediately available funds, by wire transfer to such bank account as the General Partner may specify in writing.

                           (b)  After the Original Limited Partner
receives payment for the sale of additional LLC Interests, the Original Limited Partner shall make one or more additional initial Capital Contributions to the Partnership in amounts equal to the amounts it receives from the sale of such LLC Interests (the date of each such additional initial Capital Contribution being a "Subsequent Closing Date"), and the General Partner shall amend Schedule A accordingly. Each such additional initial Capital Contribution shall be payable to the Partnership in the manner specified in clause (a) above.

                        (c) In addition, at any time and from time to time prior to the Put Reference Date, but subject to clause (d) below, the Partnership may require the Original Limited Partner to make additional Capital Contributions of up to $600,000 per Eligible Hotel Property in the System, provided that such additional Capital Contributions together with outstanding Property Guaranty Commitments shall not exceed at any time the lesser of $60,000,000 or $600,000 multiplied by the then existing number of Eligible Hotel Properties, and provided further, that such additional Capital Contributions, together with outstanding Property Guaranty Commitments and the amount guaranteed by the HFS SPV Guaranty, shall not exceed at any time, $60,000,000 (collectively, the "Additional LP Capital Contributions"). The General Partner will give the Original Limited Partner at least 5 Business Days' written notice thereof, which notice will comport with the requirements of Section 1.2(b) of the Loan Agreement.

                           (d)  The General Partner will arrange,
with or through HFS, for loans (the "Additional Capital Loans") to the Original Limited Partner in an amount equal to each Additional LP Capital Contribution required by the Partnership. In the event that HFS fails to make or arrange for any Additional Capital Loan, the Original Limited Partner shall not be required to make such Additional LP Capital Contribution until such Additional Capital Loan is made. The Additional Capital Loans will be made pursuant to the terms of the Loan Agreement.

Such Additional Capital Loans (or a portion thereof, if so specified in the Loan Agreement) will become due and payable, together with accrued interest, on the terms set forth in the Loan Agreement, upon the earliest of (i) dissolution of the Original Limited Partner or the Partnership, (ii) the date of consummation of the Call, (iii) the date of consummation of a Tender Offer,
(iv) the occurrence of an Event of Default, and the acceleration of the Additional Capital Loans, (v) the Early Put Date or (vi) in the event that the Partnership receives a Property Guaranty Reimbursement, within three Business Days following receipt of such amount (each a "Mandatory Payment Date"). Any portion of the Additional Capital Loans which remains outstanding on the Put Date shall become due and payable on the Put Date. In the event that less than the full limited partnership interest of the Original Limited Partner is purchased by the General Partner in connection with a Tender Offer or a partial Early Put, a pro rata portion of the Additional Capital Loans shall become due and payable on the Early Put Date, or the date of consummation of such Tender Offer, as the case may be, equal to the percentage of the limited partnership interest being purchased by the General Partner. Any Minimum LP Distribution payable on a due date for payment of interest on any Additional Capital Loans shall be reduced by the interest then due, shall be paid over by the General Partner to the Lender for the account of the Original Limited Partner, and shall be applied directly in payment of such interest. Any other distribution payable to the Original Limited Partner on a due date for payment of the principal of any Additional Capital Loans shall be reduced by the principal amount of such Additional Capital Loans then payable, shall be paid over by the General Partner to the Lender for the account of the Original Limited Partner and shall be applied directly in repayment thereof.

                        (e) The Additional Capital Loans shall bear interest at an annual rate equal to the Prime Rate. Interest shall be payable quarterly at the time that Minimum LP Distributions are paid, on any Mandatory Payment Date and on the Put Date. Additional Capital Loans shall be non-recourse to the Members of the Original Limited Partner, including, without limitation, the Designated Member, but will be recourse to the assets of

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the Original Limited Partner (including, without limitation, the Capital
Contributions of the Members), and will be secured by its limited partnership interest in the Partnership.

                        (f) Additional LP Capital Contributions shall be used, among other things, for Development Advances and for guaranties given by the Partnership in its discretion, and on a selective basis in respect of Franchisees meeting such criteria as the General Partner may from time to time establish, in favor of lenders (excluding the SPV Lenders under the SPV Credit Agreement) providing financing for Eligible Hotel Properties. Each such guaranty (each a "Property Guaranty") shall be on such terms as the General Partner may approve, provided, that (i) the aggregate amount of all Property Guaranties covering an Eligible Hotel Property shall not exceed the lesser of 20% of the principal amount of such financing or $600,000, (ii) each Property Guaranty shall be for a maximum period of three years from the date the relevant Hotel Property becomes an Eligible Hotel Property (without renewals thereafter), (iii) the Partnership, as guarantor shall receive such collateral security and other credit support as the General Partner deems appropriate, but no Property Guaranty shall be issued by the Partnership in the absence of any collateral security or other credit support, and (iv) in the event that any Franchisee has multiple Eligible Hotel Properties, the Partnership may issue a pooled Property Guaranty, covering 20% of the aggregate principal amount of permanent financings for all such Eligible Hotel Properties, provided, that the aggregate face amount of any such pooled Property Guaranty shall not exceed an amount equal to $600,000 multiplied by the number of Eligible Hotel Properties which are the subject of such pooled Property Guaranty. Each issuance of a Property Guaranty shall reduce the amount available under the commitment for Additional Capital Loans (other than an Additional Capital Loan required to fund a Property Guaranty Payment in respect of such Property Guaranty) described in the Loan Agreement by an amount equal to the Property Guaranty Commitment of the Partnership under such Property Guaranty. Any Property Guaranty Payment shall be made from the proceeds of an Additional LP Capital Contribution, and any Property Guaranty Reimbursement shall be used by the

General Partner on behalf of the Original Limited Partner to repay, within 3 Business Days of receipt by the Partnership, a portion of the Additional Capital Loans in the amount of such Property Guaranty Reimbursement. None of the requirements relating to Property Guaranties contained in this clause (f), except for any reduction of the SPV Commitment which may be required in connection therewith, shall be construed to apply to or limit the ability of the Partnership or the General Partner to execute, deliver or perform the SPV Loan Documents in accordance with their terms.

                           (g)  Except as set forth in this Section
4.1, no Limited Partner shall be required to make any additional Capital Contributions.

                        4.2 Capital Accounts. A separate capital account (each a "Capital Account") shall be maintained for each Partner in accordance with the following provisions:

                        (a) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Net Income and any items in the nature of income or gain which are specially allocated pursuant to Section 4.4 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership property distributed to such Partner.

                        (b) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to
Section 4.4 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

                        (c) In the event all or a portion of a Partnership interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership interest.

                        (d) In determining the amount of an liability for purposes of Sections 4.2(a) and 4.2(b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

                        (e) This Section 4.2 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed, in order to comply with such Treasury Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Partner upon the dissolution of the Partnership.

                        4.3         Allocations of Net Income and Net
Losses.

                        (a)         Net Income.  After giving effect to
the special allocations set forth in Section 4.4 hereof, Net Income shall be allocated in the following order of priority:

                           (i)      First, to the General Partner until
the cumulative Net Income allocated pursuant to this Section 4.3(a)(i) equals the cumulative Net Losses previously allocated to the General Partner pursuant to the last sentence of Section 4.3(b)(ii) hereof.

                           (ii)  Thereafter, Net Income shall be
allocated 99% to the Original Limited Partner and 1% to the General Partner.

                        (b)         Net Losses.

                        (i) After giving effect to the special allocations set forth in Section 4.4 hereof, Net Losses shall be allocated 99% to the Original Limited Partner and 1% to the General Partner.

                        (ii)        The Net Losses allocated pursuant to
Section 4.3(b)(i) hereof shall not exceed the maximum amount of Net Losses that can be so allocated without causing the Original Limited Partner to have a deficit Adjusted Capital Account balance as of the close of any taxable year. All Net Losses exceeding the limitation set forth in this Section 4.3(b)(ii) shall be allocated to the General Partner.

                        4.4 Special Allocations. The following special allocations shall be made in the following order:

                        (a)         Items Relating to SPV.  In the event
that the Partnership is allocated losses (including, but not limited to, any bad debt deductions) and/or any income (including, but not limited to, cancellation of indebtedness income) recognized by the SPV with respect to a Franchisee Loan, such losses and/or income (i) recognized by the SPV and allocated to the Partnership or (ii) recognized by the Partnership, on account of HFS's or its Affiliates' satisfaction of the HFS SPV Guaranty shall be allocated entirely to the General Partner to the extent of any amount payable or paid by HFS or any of its Affiliates in connection with the HFS SPV Guaranty of the SPV Loan related to such Franchisee Loan. This Section 4.4(a) is intended to ensure that the Partner, if any, that economically bears the loss (or whose Affiliate bears the loss) relating to a Franchisee Loan is allocated such loss (and any associated income) and shall be interpreted and applied in a manner consistent with such intention.

                        (b) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704- 2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g).

The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704- 2(f)(6) and 1.704-2(j)(2). This Section 4.4(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

                        (c)         Partner Minimum Gain Chargeback.
Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to Partner Nonrecourse Debt during any Partnership Fiscal Year, each Partner who has a share of the Partner Nonre- course Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations
Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.4(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                        (d) Qualified Income Offset. In the event the Original Limited Partner receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or
(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit Adjusted Capital Account balance of such Original Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 4.4(c) shall be made only if and to the extent that such Original Limited Partner would have a deficit Adjusted Capital Account balance after all other allocations provided for in this Agreement have been tentative-ly made, as if this Section 4.4(c) were not in this Agreement.

                        (e) Gross Income Allocation. In the event the Original Limited Partner has a deficit Capital Account balance at the end of any Partnership Fiscal Year which is in excess of the amount such Original Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and Treasury Regulations Section 1.704- 2(i)(5), such Original Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
Section 4.4(d) shall be made only if and to the extent that such Original Limited Partner would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Agreement have been made, as if Section 4.4(c) hereof and this Section 4.4(d) were not in the Agreement.

                        (f) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated 99% to the Original Limited Partner and 1% to the General Partner.

                        (g) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonre- course Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Treasury Regulations Section
1.704-2(i)(1).

                        (h)         Section 754 Adjustments.  To the
extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of his interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Sections of the Treasury Regulations.

                        4.5 Binding Effect of Allocations. The Partners are aware of the income tax consequences of the allocations set forth in Sections 4.3, 4.4 and 4.6 hereof and hereby agree to be bound by the provisions of this Agreement in reporting their shares of Partnership income, gain, loss, deduction and credit for income tax purposes.

                        4.6         Tax Allocations:  Code Section
704(c).

                        (a) Income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted tax basis of such property to the Partnership and its initial Gross Asset Value. Such allocations shall be made in accordance with any permissible method or methods under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, as determined by the General Partner in its sole discretion.

                        (b)         In the event the Gross Asset Value of
any Partnership asset is adjusted pursuant to the definition of "Gross Asset Value" set forth herein, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset and its Gross Asset Value. Such allocations shall be made in accordance with any permissible method or methods under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, as determined by the General Partner in its sole discretion.

                        (c)         Allocations pursuant to this Section
4.6 are solely for Federal, state and local income tax purposes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Net Income, Net Losses or other items or distributions pursuant to any provision in this Agreement.

                        4.7 Transfer or Change in Partnership Interest. If the respective interests of the existing Partners in the Partnership change or if a Partnership interest is Assigned, in accordance with Section 12.1, to any other person or entity, for the Fiscal Year of Assignment all income, gains, losses, deductions, tax credits and other tax incidents resulting from the operations of the Partnership shall be allocated, as between transferor and transferee, by taking into account their varying interests in the Partnership in accordance with Section 706 of the Code and the Treasury Regulations promulgated thereunder.

                        4.8  Characterization of Additional Capital
Loans and Additional LP Capital Contributions for Income Tax Purposes. Notwithstanding any other provision of this Agreement, the Partners hereby agree to treat the Additional Capital Loans, the proceeds of which will be used to make the Additional LP Capital Contributions, as Capital Contributions by the General Partner for all income tax purposes including, but not limited to, (a) the maintenance of Capital Accounts under Section 4.2 hereof, (b) the determination of the Partners' tax bases in their partnership interests in the Partnership and (c) the determination of the amount realized by the Limited Partner as a result of the transfer of its partnership interests in the Partnership to the General Partner pursuant to (x) the General Partner's Tender Offer as described in Section 8 hereof, (y) its Early Put and Put rights as described in Section 9 hereof and (z) the General Partner's Call option as described in Section 10 hereof.

                        4.9.  General Partner.  The interest of the
General Partner as General Partner (without taking into account any Limited Partner interest owned by or for the General Partner) in each material item of Partnership income, gain, loss, deduction or credit shall be equal to at least 1% of each such item at all times during the existence of the Partnership, subject to certain temporary allocations that may be required under Section 704(b) and (c) of the Code. The General Partner shall maintain a minimum Capital Account balance equal to the lesser of 1 percent of the total positive Capital Account balances for the Partnership (if any) or $500,000. Notwithstanding any other provision of this Agreement, whenever a Limited Partner makes a Capital Contribution to the Partnership, the General Partner is obligated to make a Capital Contribution equal to 1.01 percent of the Limited Partners' Capital Contributions or a lesser amount (including zero) that causes the General Partner's Capital Account balance to equal the lesser of 1 percent of the total positive Capital Account balances for the Partnership (if any) or $500,000.

                        4.10  Future Capital Requirements.  (a) If
the General Partner elects to increase the capital of the Partnership over and above the sum of (i) the initial Capital Contributions of the General Partner and the Original Limited Partner (including, without limitation, additional initial Capital Contributions made at Subsequent Closings) and (ii) the Additional LP Capital Contributions (irrespective of whether all of the Capital Contributions referred to in clauses (i) and (ii) are then paid in), if any such Additional LP Capital Contributions are made, the General Partner may do so through the issuance of additional limited partnership interests provided, that no additional limited partnership interests may be offered on terms which would, prior to the Put Date, (x) reduce or change the timing or priority of, any distribution or payment otherwise receivable by the Original Limited Partner in accordance with the terms of this Agreement, or (y) provide for any puts, calls, tenders or the like on terms more favorable (whether in price, timing or otherwise) to the holders of such additional limited partnership interests (the "Subsequent Limited Partners") than the terms of the Early Put, the Put, the Call and the Tender Offer provided for to the Original Limited Partner.

                        (b) Such additional limited partnership interests shall be offered first to the Original Limited Partner, at the price which the General Partner proposes to offer the same to third parties and otherwise on the same terms, which right of first refusal shall be exer- cisable by the Original Limited Partner for a period of 35 days. The Original Limited Partner shall, immediately upon receipt of any such offer from the General Partner, offer (a "First-round Offer") to the Members of the Original Limited Partner, ratably in accordance with the LLC Interests then outstanding, additional LLC Interests, on the same terms, and for the same price, as have been offered to the Original Limited Partner. Such First-round Offer from the Original Limited Partner shall be exercis- able by the Members for a 22-day period, commencing on the date the Original Limited Partner receives its offer from the General Partner; any Member electing to accept such offer must pay the specified price in immediately available funds to the Designated Member by the 23rd day. If no Members accept a First-round Offer, there shall be no Second-round Offer. If any, but less than all, Members elect to purchase their ratable portion of additional LLC Interests corresponding to such additional limited partnership interests, the Original Limited Partner shall offer (a "Second-round Offer") the unpurchased additional LLC Interests to each purchasing Member ratably in accordance with the following formula: the number of remaining unsold additional LLC Interests shall be multiplied by a fraction, the numerator of which shall be the number of additional LLC Interests purchased by such Member in the First-round Offer, and the denominator of which shall be the total number of additional LLC Interests purchased in the First-round Offer. Such Second-round Offer shall be exercisable by the Members who accepted the First-round Offer for a period of twelve days commencing on the 23rd day of the First-round Offer. Any Member electing to accept a Second-round Offer must pay the specified price in immediately available funds to the Designated Member by the 35th day of the offer period.

                        (c) On the first Business Day following the 35th day of the offer period, the Original Limited Partner shall purchase such aggregate number of additional limited partnership interests as are proportionate to the aggregate number of additional LLC Interests being purchased by the Members pursuant to the First-round Offer and the Second-round Offer. Subject to the foregoing provisions of this Section 4.10, the General Partner shall be entitled to amend this Agreement without the consent of the Original Limited Partner to admit any Subsequent Limited Partners to the Partnership.

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





5.   DISTRIBUTIONS.

                        5.1. No Right to Withdraw. No Partner shall have the right to withdraw or demand distributions of any amount in its Capital Account, except as expressly provided in this Section 5.

                        5.2. Minimum LP Distributions. (a) The Partnership will provide minimum distributions ("Minimum LP Distributions") to the Original Limited Partner, on each date on which interest on the Additional Capital Loans becomes due and payable (except as otherwise provided in the Loan Agreement), and on each date for payment of the Administrative Fee and Other Expenses, equal to the sum, as applicable, of (i) the interest, if any, then accrued and payable on the Additional Capital Loans (except as otherwise provided in the Loan Agreement), (ii) the Administrative Fee of the Designated Member,and (iii) the Other Expenses then due and payable. The obligation of the Partnership to make Minimum LP Distributions shall be non-recourse to the assets of the General Partner as general partner (other than assets comprising the capital of the Partnership). So long as no Additional Capital Loans are outstanding, Minimum LP Distributions will not exceed the amount specified by clauses (ii) and (iii) above and will be declared and paid on an annual basis with respect to the Administrative Fee and as needed with respect to Other Expenses. So long as any Additional Capital Loans are outstanding, Minimum LP Distributions will be declared at the end of each fiscal quarter of the Partnership and upon any Mandatory Payment Date (except as otherwise provided herein or in the Loan Agreement), and on the Put Date, and with respect to Other Expenses, as needed. Minimum LP Distributions which are payable quarterly will be payable no later than 60 days after the close of the relevant quarterly period, except for the last quarter of each Fiscal Year, in which case Minimum LP Distributions will be payable 90 days after the end of such quarter. In addition, Minimum LP Distributions payable in respect of interest on Additional Capital Loans will be payable (except as otherwise provided in the Loan Agreement) on each Mandatory Payment Date and on the Put Date.

           (b) In the event that there exists a Minimum LP Distribution Shortfall at the time any Minimum LP Distribution becomes payable to the Original Limited Partner, the General Partner will arrange (on a non-recourse basis to the General Partner) for a Shortfall Loan from HFS to the Partnership, in accordance with the terms of the Support Agreement, in an amount equal to such Minimum LP Distribution Shortfall. In addition, if at any time an indemnity payment becomes due and owing by the Partnership under
Section 2 of the Indemnity Agreement, and in the reasonable judgment of the General Partner, the Partnership lacks sufficient funds to make such indemnity payment, then the General Partner will arrange for a Shortfall Loan from HFS to the Partnership, in an amount equal to such indemnity payment Shortfall. Each Shortfall Loan shall bear interest at the Prime Rate. Interest shall accrue, and shall be payable annually 90 days after the end of each fiscal year, before any Annual Distribution is made to the Original Limited Partner or the General Partner, to the extent that, at the end of the Fiscal Year in which such Shortfall Loan is made (and each subsequent Fiscal Year in which such Shortfall Loan is outstanding), the Partnership has Cash Available for Distribution (before taking into account clause (vii) of such definition) and to the extent of such Cash Available for Distribution. After the payment of interest as provided for in the preceding sentence, the principal of each Shortfall Loan shall be repaid 90 days after the end of each Fiscal Year in which any such Shortfall Loan is made, before any Annual Distribution is made to the Original Limited Partner or the General Partner, to the extent the Partnership has Cash Available for Distribution (before taking into account clause (vii) of such definition except for interest payable on such Shortfall
Loan). If, at the end of any Fiscal Year in which a Shortfall Loan is made (and any subsequent Fiscal Year in which such Shortfall Loan is outstanding) the Partnership is unable to repay such Shortfall Loan in full, together with interest thereon, the principal amount remaining unpaid shall continue to accrue interest at the Prime Rate. Until the repayment in full of all Shortfall Loans outstanding, together with interest accrued thereon, any Cash Available for Distribution (before taking into account clause (vii) of such definition) in each subsequent Fiscal Year shall be applied first to pay interest accrued on such Shortfall Loans and then to repay the principal thereof before any Annual Distribution is made to the Original Limited Partner or the General Partner.

           (c) Minimum LP Distributions, to the extent attributable to clause
(i) of Section 5.2(a) hereof, shall be treated for income tax purposes as guaranteed payments (within the meaning of Section 707(c) of the Code and Treasury Regulations Section 1.707-1(c)) to the General Partner. Minimum LP Distributions, to the extent attributable to clauses (ii) and (iii) of Section 5.2(a) hereof, shall be treated for income tax purposes as cash distributions to the Original Limited Partner which directly reduces its Capital Account pursuant to Section 4.2(b) hereof.

                        5.3 Investment Income Distributions. The Partnership shall, as of the end of each Fiscal Year, declare a distribution (each an "Investment Income Distribution") equal to 50% of the Investment Income earned in such Fiscal Year. Investment Income Distributions shall be distributed to the General Partner and to the Original Limited Partner in proportion to the amount of Investment Income allocated to each such Partner for such Fiscal Year pursuant to Sections 4.3, 4.4 and 4.6 hereof. Investment Income Distributions shall be payable annually, no later than 90 days after the close of the relevant Fiscal Year. Investment Income Distributions shall be treated for income tax purposes as cash distributions to the Original Limited Partner and the General Partner, as the case may be, which directly reduce their respective Capital Accounts pursuant to Section 4.2(b) hereof.

                        5.4.  Annual Distributions.  After payment
(in the following order) of Minimum LP Distributions as required by Section 5.2(a), Investment Income Distributions in accordance with Section 5.3, payment of any Corporate Services Fee then due, as required by Section 6.1(a) and payment of any Shortfall Loans with interest as required by Section 5.2(b), the Partnership shall as of the close of each Fiscal Year, declare a distribution (each an "Annual Distribution") equal to the Cash Available for Distribution. Cash Available for Distribution shall be distributed 1% to the General Partner and 99% to the Limited Partner. Annual Distributions will be declared as at the end of each Fiscal Year and will be payable no later than 90 days after the close of each Fiscal Year.

                        5.5 Mechanics of Distributions. At the option of the General Partner, any distribution payable to the Original Limited Partner may be paid directly to the bank account of each Member specified in the Operating Agreement. If the General Partner elects to make any such distribution directly to the Members, it shall give the Designated Member at least five Business Days' telephonic or telefax notice thereof, and shall, on the payment date for such distribution, pay same directly to each Member's bank account, provided, that, if the Designated Member shall, within two Business Days prior to any distribution payment date, give notice to the General Partner in writing that all or a portion of the distribution payable to the Original Limited Partner must be used to pay obligations of the Original Limited Partner then due and owing, the General Partner shall pay such portion of such distribution to the Designated Member for credit to the Original Limited Partner as the Original Limited Partner shall have requested, and the General Partner shall thereupon have discharged its obligation to make such payments and shall have no further obligation or liability in respect of such distribution to any Person.

                        5.6. Restrictions on Distributions. The foregoing provisions of this Section 5 to the contrary notwithstanding, no distribution shall be made (a) if such distribution would violate any contract or agreement to which the Partnership is then a party or any law, rule, regulation, order or directive of any Governmental Authority then applicable to the Partnership,
(b) to the extent that the General Partner reasonably determines that any amount otherwise distributable should be retained by the Partnership to pay, or to establish a reserve for the payment of, any liability or obligation of the Partnership, whether liquidated, fixed, contingent or otherwise or (c) to the extent that the General Partner reasonably determines that the cash available to the Partnership is insufficient to permit such distribution after taking into account the proceeds of any Shortfall Loans.

                        5.7.  Withholding.  Notwithstanding any
other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any foreign or United States Federal, state or local withholding requirement with respect to any allocation, payment or distribution by the Partnership to any Partner or other Person. All amounts so withheld, and, in the manner determined by the General Partner, amounts withheld with respect to any allocation, payment or distribution by any Person to the Partnership, shall be treated as distributions to the applicable Partners under Section 5.2, 5.4 or 14.2, as the case may be. If any such withholding requirement with respect to any Partner exceeds the amount distributable to such Partner under Section 5.2, 5.4 or 14.2, as the case may be, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Partner, such Partner and any successor or Assignee with respect to such Partner's interest in the Partnership hereby indemnifies and agrees to hold harmless the General Partner and the Partnership for such excess amount or such withholding requirement, as the case may be.

                        5.8 Certain Distributions to the Original Limited Partner. Notwithstanding any other provision of this Agreement, in the event that the Original Limited Partner is allocated Net Income solely as a result of (i) any allocation to the Partnership of net income of SPV or (ii) the receipt of any payment by the Partnership from SPV pursuant to Section 2.6 of the SPV LLC Agreement (net of any deduction of the Partnership resulting from the payment of such amounts to HFS pursuant to Section 4.3 of the Support Agreement), the Partnership shall distribute to the Original Limited Partner an amount equal to the Net Income resulting solely from the events described in clauses (i) and (ii) above.

6.   MANAGEMENT.

                    6.1. Management by General Partner; Corporate Services Fee; Third Parties. (a) The Part- nership shall, subject to clause (b) below, be managed exclusively by the General Partner. The General Partner will be responsible for, among other things, management of Franchise sales, Franchisee compliance, and execution and administration of Franchise
Agreements and other contracts. The General Partner will devote its time and attention to the business and affairs of the Partnership and perform those duties as it in its sole discretion deems reasonably necessary to manage effectively the Partnership's business. The General Partner may also, in the name of the Partnership, invest in the SPV, and pledge collateral in accordance with the terms of the Pledge Agreement. The General Partner (or
HFS, pursuant to clause (b) below) will be entitled to reimbursement from, and will be reimbursed by, the Partnership for certain salaries, benefits, costs and expenses incurred in carrying out these services on the terms set forth in the Support Agreement. In addition, the General Partner shall be entitled to payment of an annual fee (each a "Corporate Services Fee") of $100,000 plus $2,000 per Eligible Hotel Property (pro-rated in the year each such Eligible Hotel Property opens). The $100,000 fixed portion of each annual Corporate Services Fee shall be payable by the Partnership on the last Business Day of each month in twelve equal monthly installments. The $2,000 portion of the Corporate Services Fee will accrue and be paid by the Partnership on the last Business Day of each fiscal quarter. Subject to the order of payments set forth in Section 5.4, the Corporate Services Fee shall be paid in full before any Annual Distribution is made. The Corporate Services Fee shall be treated for income tax purposes as a guaranteed payment (within the meaning of Section 707(c) of the Code and Treasury Regulations Section 1.707-1(c)) to the General Partner.

                        (b)  The Partnership and the General Part-
ner shall contract with HFS for the provision of certain personnel, services and facilities for which the General Partner is responsible in accordance with the terms of the Support Agreement. The General Partner may pay to HFS all or a portion of its Corporate Services Fee in connection therewith. In addition, certain salaries, benefits, costs and expenses of HFS (without duplication of salaries, benefits, costs and expenses reimbursed to the General Partner) will be reimbursed by the Partnership, on the terms set forth in the Support Agreement, and, among other things, the System Assessment Fee will be paid over to HFS in its entirety.

                        (c) In addition to the services contracted for under the Support Agreement, the General Partner may, from time to time, employ any Person or engage third parties to render services to the Partnership (including, without limitation, HFS) on such terms and for such compensation as the General Partner may determine in its sole discretion including, without limitation, attorneys, investment consultants, brokers or finders, independent auditors and printers, provided, that unless ML Leasing Partners, Inc. shall have been removed for cause as the Designated Member, or unless ML Fund Administrators, Inc. shall have been removed for cause as the Manager, and subject to applicable laws and Merrill Lynch's right to resign or withdraw, Merrill Lynch will be the sole investment banker to the Partnership. Such employees and third parties may include Related Persons, Partnership Entities, any Franchisee or its Affiliates or any other Person having an interest in the Partnership's business. Persons retained, engaged or employed by the Partnership may also be engaged, retained or employed by and act on behalf of Related Persons, Partnership Entities, any Franchisee or its Affiliates or any other Person having an interest in the Partnership's business. Any fees or compensation payable to HFS or an Affiliate of HFS (other than any sharing of the Corporate Services Fee and reimbursement of expenses in accordance with the terms of the Support Agreement) shall be charged consistently with the method of allocation used by HFS for other similar purposes, and (where applicable) on terms at least as favorable as would be available from a third party.

                        (d) No Limited Partner shall take part in the control of the business of the Partnership, nor shall any Limited Partner have any right or authority to act for or bind the Partnership.


                        6.2. Third Party Reliance. Third parties dealing with the Partnership are entitled to rely conclusively upon the authority of the General Partner as set forth in this Agreement.


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




                        6.3. Other Activities of Related Persons. (a) The Partnership and each Limited Partner expressly agree that the Related Persons (other than the Partnership and, except as permitted by Section 6.3(e), the General Partner), may engage independently or with others, for their own accounts and for the accounts of others, in other business ventures and activities of every nature and description. No Partnership Entity shall have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom.

                        (b) In addition to transactions described or contemplated in the Transaction Documents, the SPV LLC Agreement, the SPV Loan Documents and the Franchisee Loan Documents, the Related Persons and Partnership Entities may engage in transactions with or among each other, the Franchisees and their Affiliates, and such transactions may involve conflicts of interest with the Partnership or any of such Persons. Without limiting the generality of the foregoing, all or some of the directors and officers of HFS may serve as the directors of the General Partner and the SPV, certain officers of HFS will also serve as officers of the General Partner and may be officers of the General Partner and the SPV, certain officers and/or directors of HFS (as well as Franchisees) may be Members of the Original Limited Partner and/or the SPV, the General Partner may serve as SPV Manager, the General Partner and the Partnership may be members of the SPV and may execute, deliver and perform the SPV Security Documents to which each is a party, the SPV may incur the SPV Loans in order to fund Franchisee Loans to Franchisees, HFS may issue the HFS SPV Guaranty, and all or any of the foregoing relationships may give rise to conflicts of interest with the Partnership. No Person shall have any right, claim or remedy against any other Person under any of the Transaction Documents arising from or relating to any such conflicts of interest.

                           (c)  Except as set forth in Sections 2.3,
2.8 and 6.3(a), no provision of this Agreement shall be deemed to prohibit or restrict any Related Person from engaging in or pursuing, directly or indirectly, any interest in other business ventures of any kind, nature or description, independently or with others, whether such ventures are competitive with the business of the Partnership, or otherwise, including, without limitation, the sale of franchises of different brand hotels, regardless of whether or not any such franchises compete, directly or indirectly, with the Partnership's Wingate Inn brand. No Related Person shall be obligated to disclose or refer to any Partnership Entity any business opportunity of any kind or nature. No Partnership Entity shall have any right to participate in any manner in any such independent venture or other partnership or account or in any profits or income earned or derived by, or accruing to, any Related Person.

                   (d) The Partnership and the Limited Part-ners understand and agree that the Related Persons (other than the Partnership and General Partner, except, in the case of the Software Contracts, with respect to the Software Contracts) may earn revenues, royalties, fees (including director's fees or other similar compensation) and other remuneration from other Persons in connection with any of their businesses, in the form of cash, securities or otherwise, and that any such fees shall be for the sole account of the Related Persons.

                           (e)  Without limiting the generality of
the foregoing, the General Partner, HFS or an Affiliate will enter into Software Contracts directly with each Franchisee. All licensing and other fees, costs, expenses and remuneration payable under such Software Contracts, and any other payment, or reimbursement of expenses thereunder shall be solely for the account of the General Partner, HFS or such Affiliate, as the case may be, and no Partnership Entity shall have any interest in or rights to any such fees or other payments. In addition, HFS may contact Franchisees (i) to solicit or promote the sale or lease of goods and services through its purchasing and communications divisions or programs sponsored or promoted by such divisions, (ii) to solicit their participation in the "preferred vendor" programs of HFS for goods and services offered to Franchisees or to guests at Chain Facilities, or (iii) to introduce financing sources to, and solicit applications for financing of Franchisees on behalf of sources referred by HFS. HFS may receive compensation from any party selling, arranging for or providing such goods, services or financing arising from transactions with Franchisees and the Partnership shall have no claim to all or any portion of such compensation.

                        6.4.  Certificates and Fictitious Name Fil-
ings. The General Partner is hereby authorized to execute and file a certificate of limited partnership pursuant to the Act and to execute or cause to be executed all other instruments, certificates, notices and documents, and to do or cause to be done all such filing, recording, publishing and other acts as may be deemed by the General Partner in its sole discretion to be necessary or appropriate from time to time to comply with all applicable requirements for the formation or operation or, when appropriate, termination of a limited partnership in the State of Delaware and all other jurisdictions where the Partnership does or shall desire to conduct its business.

                        6.5.  Funds Management.  The General
Partner will be responsible for managing the funds of the Partnership. The General Partner shall invest any available funds of the Partnership either (i) in bank deposits, (ii) in short-term debt securities issued by the U.S. government or agencies thereof or (iii) in corporate commercial paper rated A-1 or better by Standard & Poor's Ratings Group and P-1 by Moody's Investors Service, Inc.

                        6.6.  Expenses.  The Partnership will be
responsible for all expenses ("Partnership Expenses"), including, without limitation, (i) all organizational costs and expenses of the Partnership (subject to Section 4.1(a)), the General Partner, the Original Limited Partner and the Designated Member, (ii) all expenses incurred in connection with Partnership operations, including all third party out-of-pocket costs and expenses of custodians, paying agent, registrar, counsel and independent accountants, and any taxes, fees or other charges of any Governmental Authority levied against or payable by the Partnership, (iii) all costs incurred in connection with the preparation of or relating to reports made to the Partners, (iv) all costs related to litigation involving the Partnership, directly or indirectly, including, without limitation, attorneys' fees incurred in connec-tion therewith, (v) all costs related to the Partnership's indemnification obligations set forth in Section 13.1, (vi) all costs related to any offering of Partnership interests, (vii) the expenses payable by the Partnership referred to in Section 6.1, and (viii) interest on the Shortfall Loans.

                        6.7.  Development Advances, Property Guar-
anties and Franchisee Loans. Subject to and in accordance with the terms and provisions of this Agreement, the Partnership may, in its sole discretion, provide Development Advances and Property Guaranties to Franchisees of an Eligible Hotel Property from time to time, either as an inducement for the sale of a Franchise or for other reasons deemed appropriate by the General Partner. Property Guaranties shall be subject to the limitations established in Section 4.1(f). In addition to the foregoing, the Partnership (as a member of the SPV) may cause the SPV to borrow the SPV Loans (and, in connection therewith, each of the SPV, the General Partner and the Partnership shall execute and deliver the Pledge Agreement), and lend such funds to Franchisees in the form of Franchisee Loans, provided, that the aggregate amount of the amount guaranteed under the HFS SPV Guaranty, Development Advances and Property Guaranty Commitments at any time outstanding shall not exceed $60,000,000.

                        6.8. Insurance. The Partnership will, at its own cost and expense, procure and maintain property and casualty insurance for its physical assets, and commercial general liability insurance in a minimum amount of $25,000,000, and will require that Franchisees carry commercial general liability insurance, consistent with coverage required by comparable Affiliates of HFS, at such Franchisees' expense. The Partnership's insurance will name HFS, the General Partner and the Original Limited Partner as additional insureds. The Partnership will require that insurance carried by Franchisees will name the Partnership, HFS, the General Partner and the Original Limited Partner as additional insureds.

7.   REPRESENTATIONS AND WARRANTIES

                        7.1.  Representations and Warranties of the
General Partner. The General Partner represents and warrants that (i) the General Partner has the necessary corporate power and authority to execute, deliver and perform this Agreement, it has duly executed this Agreement and this Agreement constitutes the legal, valid and binding obligation of the General Partner, enforceable in accordance with its terms; and (ii) the execution, delivery and performance by the General Partner of this Agreement and its consummation of the transactions contemplated hereby do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption, or other action by or notice to any Governmental Authority, under the provisions of the charter or by-laws of the General Partner, any indenture, mortgage, lease, loan agreement, or other agreement or instrument to which the General Partner or its properties are subject, or any statute, law, judgment, decree, order, writ, injunction, regulation, or rule applicable to the General Partner or its assets.

                        7.2. Representations and Warranties of Limited Partners. Each Limited Partner represents and warrants to the General Partner, as to itself only, the following (i) such Limited Partner has the necessary corporate or individual power and authority to execute, deliver, and perform this Agreement, it has duly executed this Agreement and this Agreement constitutes the legal, valid and binding obligation of such Limited Partner enforceable against it or him in accordance with its terms; and (ii) the execution, delivery, and performance by such Limited Partner of this Agreement and the consummation by such Limited Partner of the transactions contemplated hereby do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption, or other action by or notice to any Governmental Authority, under the provisions of the charter, by-laws or Operating Agreement of such Limited Partner, any indenture, mortgage, lease, loan agreement, or other agreement or in-strument to which such Limited Partner or its properties are subject, or any statute, law, judgment, decree, order, writ, injunction, regulation, or rule applicable to such Limited Partner or its assets.

8.  GENERAL PARTNER'S TENDER RIGHT.

                        (a) The General Partner shall have the right at any time and from time to time, but no more than once in any twelve-month period (provided, that any modification or amendment to the terms of any Tender Offer made within 120 days of the initiation thereof shall not constitute a second offer within any 12-month period) to make a Tender Offer in writing to the Original Limited Partner to purchase all or part of the limited partnership interest owned by the Original Limited Partner for a fixed price (the "Offer Price"). Upon receipt of such Tender Offer, the Original Limited Partner shall be obligated to, and shall offer in writing to, redeem all (in the case of a full Tender Offer) or a proportionate amount (in the case of a partial Tender Offer) of the outstanding LLC Interests for the Offer Price, and otherwise on the same terms as were offered by the General Partner. In the event there is an over-subscription by the Members of the Original Limited Partner's offer to redeem a proportionate amount of the LLC Interests pursuant to a partial Tender Offer, the Original Limited Partner shall be obligated to redeem LLC Interests pro-rata from all Members accepting such offer. If, prior to the Put Date, more than 75% of the then outstanding LLC Interests are submitted for redemption by the Members (but not pursuant to any over-subscription by the Members pursuant to a partial Tender Offer), then the Original Limited Partner will be required to sell the whole limited partnership interest to the General Partner. If, after the Put Date, more than 50% of the then outstanding LLC Interests are submitted for redemption by the Members (but not pursuant to any over-subscription by the Members pursuant to a partial Tender Offer), then the Original Limited Partner will be required to sell the whole limited partnership interest to the General Partner. In either case the General Partner shall purchase the whole limited partnership interest of the Original Limited Partner for the Offer Price. Upon purchase of the entire limited partnership interest and the making of payment to the Original Limited Partner of any amount owing to it (after taking into account the payments required to be made under clause (c) hereof) in accordance with the terms of this Section 8, the Original Limited Partner shall automatically cease to be a Partner in the Partnership. The other terms and timing of any such Tender Offer shall be provided to the Original Limited Partner in writing at the time of such Tender Offer. Without limiting the generality of the foregoing, the General Partner shall have the right to make Tender Offers contingent upon such percentage acceptance as the General Partner may elect, including "all or nothing" Tender Offers for the limited partnership interest.

                   (b) In the event that the General Partner shall purchase less than the full limited partnership interest, the General Partner shall (unless otherwise provided for in the General Partner's Tender Offer) purchase a ratable portion of the outstanding limited partnership interest from the Original Limited Partner for a ratable portion (except in the case of a Tender Offer for less than the entire limited partnership interest) of the Offer Price, determined by reference to the percentage that the number of LLC Interests being redeemed by Members of the Original Limited Partner bears to the total number of outstanding LLC Interests.

                        (c) The proceeds of any Tender Offer shall be used first, to pay any Completion Fee then due and payable to Merrill Lynch by the Original Limited Partner, and second, to repay all of the Additional Capital Loans then outstanding in accordance with Section 4.1(d), in the event that the General Partner purchases the full limited partnership interest of the Original Limited Partner, or a proportionate share of the Additional Capital Loans then outstanding, equal to the proportionate share of LLC Interests redeemed, in the event that less than the whole of the Original Limited Partner's limited partnership interest is purchased. After payment of the foregoing, any remaining net proceeds of the Offer Price will be distributed by the General Partner to the Limited Partner, or at the General Partner's option, in accordance with Section 5.4 hereof. On the date of consummation of any Tender Offer, accrued interest on the Additional Capital Loans being prepaid on

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




such date will be paid, subject to this clause (c), solely out of the proceeds of a Minimum LP Distribution from the Partnership to the Original Limited Partner.

9.  ORIGINAL LIMITED PARTNER'S PUT RIGHTS.

                        9.1.  Sixth Year Put Right.  (a)  Within 90
days after the Put Reference Date, the General Partner shall deliver to the Designated Member, on behalf of the Original Limited Partner, audited financial statements for the twelve-month period ended on the Put Reference Date, and the Designated Member shall be obligated to deliver such audited financial statements to each Member. Members of the Original Limited Partner shall have the right to elect to put their LLC Interests to the Original Limited Partner on or before the Put Response Date. If a Member elects to put any of its LLC Interests to the Original Limited Partner, such Member must put all (and not less than all) of its LLC Interests to the Original Limited Partner. Upon receipt of any such put, the Original Limited Partner in turn shall be required to and shall Put all of the limited partnership interest, in the case of a put of all of the LLC Interests, or a proportionate amount of its limited partnership interest, in the case of a put of less than all of the LLC Interests, to the General Partner at a price calculated (ratably in the case of a partial Put) as (i) a multiple of 6.8 times the Adjusted Royalty Revenues for the twelve-month period ending on the Put Reference Date, plus
(ii) the difference, if positive, between (x) the cumulative Additional LP Capital Contributions made by the Original Limited Partner to the Partnership less the amount of any Development Advances repaid in cash (it being understood that payment of Franchise Fees shall not be construed as repayment of any Development Advances) and (y) 110% of the Partnership's Adjusted Unamortized Development Advances plus all Property Guaranty Payments made less all Property Guaranty Reimbursements received, plus (iii) the amount of any Administrative Fee then payable by the Original Limited Partner to the Designated Member, plus (iv) the amount of any Completion Fee payable by the Original Limited Partner to Merrill Lynch. If more than 50% of the LLC Interests are put to the Original Limited Partner (whether voluntarily in accordance with this clause (a) or mandatorily in accordance with clause (b) below), the Original Limited Partner will be required to Put the entire limited partnership interest to the General Partner. On the Put Date, if the full limited partnership interest of the Original Limited Partner is Put, the Original Limited Partner shall automatically cease to be a Partner in the Partnership.

                        (b) All Additional Capital Loans shall become due and payable on the Put Date, together with interest accrued thereon. The Original Limited Partner shall require any Member which does not elect to put its LLC Interests to the Original Limited Partner to pay, at least 15 days prior to the Put Date, to the Original Limited Partner an amount equal to its pro rata portion of the principal of the Additional Capital Loans, and on the Put Date, the Original Limited Partner shall pay over such amounts to the Lender in repayment of the relevant portion of the Additional Capital Loans.

                        (c)  In the event that the Original Limited
Partner does not receive the amount owed by any non- putting Member under
Section 9.1(b) at least fifteen days prior to the Put Date, such Member shall automatically be deemed to have elected to put all LLC Interests owned by it to the Original Limited Partner, and the Original Limited Partner shall be obligated to, and shall, Put a corresponding proportion of its limited partnership interest to the General Partner on the Put Date. The Original Limited Partner shall give notice to the General Partner on the fourteenth day prior to the Put Date of any Member who has failed to make such payment, and the percentage of its limited partnership interest which has become subject to a mandatory Put.

                        (d)  On the Put Date, the proceeds from the
exercise of a Put by the Original Limited Partner of the full outstanding limited partnership interest shall be used first to pay any Completion Fee then due and payable to Merrill Lynch by the Original Limited Partner and, second, to repay, in accordance with Section 4.1(d), the principal of the Additional Capital Loans in full. The proceeds from the exercise of a partial Put of the outstanding limited partnership interests by the Original Limited Partner shall be used first to repay, in accordance with Section 4.1(d), a pro rata portion of the

Additional Capital Loans. On the Put Date, accrued interest on the Additional Capital Loans will be paid by the Original Limited Partner out of the proceeds of a Minimum LP Distribution from the Partnership to the Original Limited Partner. Following payment of the foregoing obligations, any remaining net proceeds will be distributed to the Original Limited Partner, or at the General Partner's option, in accordance with Section 5.4 hereof. If the proceeds from the exercise of a Put are insufficient to pay any Completion Fee and repay the Additional Capital Loans, the Original Limited Partner (and the putting Members) will not receive any distribution in respect of the Put, but the Original Limited Partner (and the Members) will not be liable for such unpaid Additional Capital Loans coming due on the Put Date. In that event, the limited partnership interests which are Put to the General Partner shall be transferred subject to the unpaid portion of the Additional Capital Loans attributable thereto, or in satisfaction of such amount as the case may be.

                        9.2. Additional Put Right. (a) If HFS shall enter into any agreement (i) for the sale, transfer, or disposition of all or a controlling portion of its interest in the General Partner, or (ii) for the acquisition of HFS by any Person (whether through a merger or sale of all or substantially all of HFS's assets or stock), then, in any such event, the General Partner will give the Original Limited Partner at least 60 days prior written notice of the scheduled date of consummation of the transaction, and prior to, or contemporaneously with the consummation of the transactions contemplated by such agreement (the date on which such transaction is closed being the "Early Put Date"), HFS's transferee or successor in interest shall assume HFS's obligations under the Loan Agreement, the Support Agreement, the Guaranty Agreement, and the Indemnity Agreement. Upon consummation of the Early Put, or expiry of the Early Put Right, HFS shall be released from its obligations under the Transaction Documents to which it is a party.

                        (b) Members of the Original Limited Partner shall have the right to elect to put all (but not less than all) of their respective LLC Interests to the Origi-

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




nal Limited Partner on or before the fifteenth day prior to the Early Put Date. Upon receipt of any such put, the Original Limited Partner in turn shall be required to and shall exercise the Early Put in respect of all of its limited partnership interest, in the case of a put of all of the LLC Interests, or a proportionate amount of its limited partnership interest, in the case of a put of less than all of the LLC Interests. The price payable by the General Partner for the limited partnership interest being purchased under the Early Put shall be payable in cash on the Early Put Date, and shall equal the Fair Market Value of the limited partnership interest (or the ratable portion thereof) being purchased by the General Partner, as determined by an independent appraisal conducted by a Big Six Accounting Firm selected by the General Partner, including the Fair Market Value of the sixth year Put right, plus the amount of the Completion Fee, if any, then due and owing. Such appraisal shall occur at least 30 days prior to the Early Put Date, shall constitute a fair market value appraisal as of the date on which notice is given to the Original Limited Partner pursuant to clause (a) above, and shall be an expense of the General Partner. The General Partner shall provide notice of the results of the appraisal to the Members of the Original Limited Partner at least 25 days prior to the Early Put Date. If at least 66.7% of the LLC Interests are put to the Original Limited Partner under the circumstances described in this Section 9.2, the Original Limited Partner will be required to exercise the Early Put in respect of the entire limited partnership interest.

                        (c) That percentage of Additional Capital Loans equal to the percentage of LLC Interests being put to the Original Limited Partner by the Members shall become due and payable on the Early Put Date, together with interest accrued thereon. On the Early Put Date, the proceeds from the exercise of the Early Put by the Original Limited Partner of all of the outstanding limited partnership interests shall be used first to pay any Completion Fee then due and payable to Merrill Lynch by the Original Limited Partner and second, to repay, in accordance with Section 4.1(d), the principal of the Additional Capital Loans in full. The proceeds from the exercise of a partial Early Put of the outstanding limit-ed partnership interests by the Original Limited Partner (which shall occur if Members put less than 66.7% of the aggregate LLC Interests to the Original Limited Partner) shall be used first to repay a pro rata portion of the Additional Capital Loans. On the Early Put Date, accrued interest on the Additional Capital Loans will be paid by the Original Limited Partner out of the proceeds of a Minimum LP Distribution from the Partnership to the Original Limited Partner. Following payment of the foregoing obligations, any remaining net proceeds will be distributed to the Original Limited Partner, or at the General Partner's option, in accordance with Section 5.4 hereof. If the proceeds from the exercise of an Early Put are insufficient to pay any Completion Fee then due and owing and to repay the Additional Capital Loans plus interest then due and owing, the Original Limited Partner (and the putting Members) will not receive any distribution in respect of the Early Put, but the Original Limited Partner (and the Members) will not be liable for such unpaid Additional Capital Loans or interest. In that event, the limited partnership interests which are Put to the General Partner shall be transferred subject to the unpaid portion of the Additional Capital Loans attributable thereto, or in satisfaction of such amount as the case may be.

10.  GENERAL PARTNER'S CALL OPTION.

                        (a) The General Partner shall have the option, upon 15 days' written notice thereof, to Call the Original Limited Partner's limited partnership interest in the Partnership. Such Call may be exercised at any time after the third anniversary of the Initial Closing Date, but prior to the fifth anniversary of the Initial Closing Date. The Call Price will equal the sum of (i) Additional Capital Loans then outstanding, (ii) initial Capital Contributions made by the Limited Partner plus a 30% annual compounded return on such initial Capital Contributions, (iii) an additional call premium payment calculated as 1.0 times the Adjusted Royalty Revenues for the twelve-month period immediately preceding the date the General Partner gives notice of the Call, and (iv) an additional call premium payment equal to the lesser of (x) 0.5 times the Adjusted Royalty Revenues for the twelve-month period immediately preceding the date the

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




General Partner gives notice of the Call and (y) $1,500,000.

                        (b) The proceeds of the Call will be used first to pay any Completion Fee then due and payable to Merrill Lynch by the Original Limited Partner, and second, to repay, in accordance with Section 4.1(d), the principal of the Additional Capital Loans in full. Following payment of such obligations, any remaining net proceeds will be distributed to the Original Limited Partner, or at the General Partner's option, in accordance with
Section 5.4 hereof. At the time the Call is exercised, accrued interest on the Additional Capital Loans will be paid by the Original Limited Partner out of the proceeds of a Minimum LP Distribution from the Partnership to the Original Limited Partner.

                        On the date of consummation of the Call, the Original Limited Partner shall automatically cease to be a Partner in the Partnership.

11.   ACCOUNTING, BOOKS, RECORDS AND REPORTS.

                        11.1 Books of Account. The Partnership's books of account shall be maintained at its principal place of business as designated in Section 2.4 hereof or at such other locations and by such person or persons as may be designated by the General Partner. The Partnership shall pay the expense of maintaining its books of account. Each Partner shall have, during reasonable business hours and upon reasonable prior notice, access to the books of the Partnership and in addition, at its expense, shall have the right to copy such books.

                        11.2 Method of Accounting. The Partnership books of account shall be maintained and kept, and its income, gains, losses and deductions shall be accounted for, in accordance with GAAP.

                        11.3 Tax Elections. The General Partner may in its sole discretion determine whether to make any available elections under the Code; provided that, the Partnership shall make the election referred to in
Section 754 of the Code in accordance with the Treasury Regulations promulgated thereunder, effective for its

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




first taxable year and each succeeding taxable year of the Partnership.

                        11.4 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all income and other tax returns of the Partnership. The General Partner shall furnish to each Partner, within a reasonable period after the end of each Fiscal Year but in all events not later than March 15 of each Fiscal Year, all information (including an IRS Schedule K-1) concerning the Partnership and its operations reasonably necessary for the preparation of each Partner's federal income tax returns.

                        11.5 Audited Financial Statements. Within 90 days after the end of each Fiscal Year of the Partnership, the General Partner shall deliver to the Designated Member, on behalf of the Original Limited Partner, audited financial statements for the Fiscal Year ended on such date, and the Designated Member shall be obligated to deliver such audited financial statements to each Member.

                        11.6 Tax Matters Partner. The General Partner is hereby designated as the "Tax Matters Partner" (within the meaning of Section 6231 of the Code and any similar provisions of state or local tax law) and shall have all of the rights and obligations consistent with such designation. In such capacity, the General Partner is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all audits and examinations of the Partnership by taxing authorities, including resulting administrative and judicial proceedings and to expend Partnership funds for costs associated therewith including, but not limited to, professional fees.

                        11.7 Banking. All funds of the Partnership shall be deposited in such bank account or accounts as shall be designated by the General Partner. All withdrawals therefrom shall be made with checks signed by the General Partner. Each bank account shall be segregated from any other bank accounts maintained by the General Partner.


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                        11.8 Election to be Treated as a Partnership for Tax
Purposes. If the proposed Treasury Regulations under Section 7701 of the Code setting forth modified entity classification rules which would allow certain entities to elect to be treated as either a partnership or an association taxable as a corporation for federal income tax purposes are promulgated in final form, the Tax Matters Partner shall, if necessary, promptly make an election for the Partnership to be treated as a partnership for federal income tax purposes. In addition, if a retroactive election for the Partnership to be treated as a partnership for federal income tax purposes is permitted by such Treasury Regulations, then the Tax Matters Partner shall, if necessary, make such retroactive election effective as of the date of formation of the Partnership. By executing this Agreement, each of the Partners hereby consents to any election (including both retroactive and prospective elections) made by the Tax Matters Partner for the Partnership to be treated as a partnership for federal income tax purposes.

12.      TRANSFER OF PARTNERSHIP INTERESTS; SUBSTITUTE AND
         ADDITIONAL PARTNERS.

                        12.1.  Assignments.  No Limited Partner may
withdraw from the Partnership or make a demand for paid-in capital until the termination of the Partnership. Except as otherwise provided in Section 12.2, no Limited Partner may sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber (each, an "Assignment") all or any part of such Partner's interest in the Partnership (whether voluntarily, involuntarily or by operation of law) without the prior written consent of the General Partner, the granting or denial of which shall be in the General Partner's sole discretion, and any such purported Assignment without the consent of the General Partner shall be null and void. Each Limited Partner and each Assignee thereof hereby agree that it will not effect any Assignment of all or any part of its interest in the Partnership (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Agreement or the Loan Agreement, in the case of the Original Limited Partner, or that violates or causes the Partnership or the General Partner to

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violate the Securities Act, the Securities Exchange Act, the Investment
Company Act, or the laws, rules, regulations, orders and other directives of any Governmental Authority. In addition, the Original Limited Partner covenants and agrees that it will not sell or permit the sale of any LLC Interests to, or admit any Person as a Member of the Original Limited Partner, who has not represented to the Original Limited Partner that it is an "accredited investor" as defined in Rule 501 of Regulation D of the Securities Act, without the prior written consent of the General Partner.

                        12.2. Assignments by Original Limited Partner to General Partner. On any date on which all or a portion of the limited partnership interest of the Original Limited Partner is purchased by the General Partner in connection with any Put, Early Put, Call or Tender Offer, the Original Limited Partner shall assign all or such portion, as the case may be, of such limited partnership interest to the General Partner or its designee, without recourse, except for representations and warranties of the Original Limited Partner as to its ownership of, and no Liens on, the limited partnership interest. Such Assignment shall be in form and substance reasonably satisfactory to the General Partner. In connection therewith, the Original Limited Partner shall take such other actions, and execute and deliver such other documents, certificates and the like to evidence such transfer as the General Partner may reasonably request.

                        12.3. Effect of Retirement, Withdrawal, Bankruptcy, Dissolution, Death, Etc. of Limited Partner. The retirement, withdrawal, bankruptcy, dissolution, death, incapacity or adjudication of incompetency of a Limited Partner shall not, in and of itself, dissolve the Partnership, and the Partnership shall continue in a reconstituted form, if necessary, without any action on the part of the remaining Partners. The trustee, executor, administrator, committee or guardian of such affected Limited Partner or of the Limited Partner's estate, as the case may be, shall have all the rights of the Limited Partner for the purpose of settling or managing the estate and such power as the bankrupt, deceased or incompetent Limited Partner possessed to

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Assign all or part of the Limited Partner's interest in the Partnership, provided that any such trustee, executor, administrator, committee or guardian shall become a Substitute Limited Partner only upon compliance with the provisions of Section 12.4.

                        12.4. Substitute Limited Partners. No Assignee of all or any part of an interest of a Limited Partner in the Partnership shall be admitted to the Partnership as a substitute Limited Partner (a "Substitute Limited Partner") unless and until (a) the General Partner shall have consented in writing to such admission (the granting or denial of which shall be in the General Partner's sole discretion), (b) the Assignee has executed a counterpart of this Agreement (as modified or amended from time to time) and such other instruments as the General Partner may reasonably deem necessary or appropriate to confirm the undertaking of the Assignee to be bound by all the terms and provisions of this Agreement and (c) the Assignee has undertaken in writing to pay all expenses incurred by the Partnership in connection with such Assignment and substitution. Unless and until an Assignee of a Partnership interest becomes a Substitute Limited Partner, such Assignee shall not be entitled to exercise any vote, consent or any other right or entitle-ment with respect to such interest in such Partnership interest.

13.   INDEMNIFICATION OF GENERAL PARTNER.

                        13.1. In General. (a) The Partnership shall, to the maximum extent permitted by applicable law, indemnify and hold harmless all Related Persons from and against any and all Damages, including, without limitation, Damages incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission, whether pending or threatened, whether or not a Related Person is or may be a party thereto, which, in the judgment of the General Partner, arises out of, relates to or is in connection with this Agreement or the management or conduct of the business or affairs of the General Partner, the Partnership or any of their respective Affili-

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ates (including, without limitation, actions taken or not taken by any Related
Person as a director of any of its Affiliates or activities with respect thereto or activities of any Related Person which relate to the offering, sale and administration of hotel franchises (including, without limitation, Franchises)), except for any such Damages that are finally found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Person seeking indemnification, provided, that the Partnership indemnity obligations hereunder shall not extend to any Related Person for acts or omissions unrelated to the Partnership or the transactions contemplated by the Transaction Documents. Such attorneys' fees and expenses shall be paid by the Partnership as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Related Person on whose behalf such expenses are incurred to repay such amounts if it is ultimately determined that such Related Person is not entitled to indemnification with respect thereto.

                        The termination of any proceeding by settlement shall not be deemed to create a presumption that the Related Person involved in such settlement acted in a manner which constituted gross negligence or willful misconduct. The indemnification provisions of this Section 13.1 may be asserted and enforced by, and shall be for the benefit of, each Related Person, and each Related Person is hereby specifically empowered to assert and enforce such right; provided that any Related Person (other than the General Partner) who enters into a settlement of any proceeding without the prior approval of the Partnership (such approval to be given by the General Partner) shall not be entitled to the indemnification provided in this Section 13.1. The right of any Related Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Related Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to his or its heirs, successors, assigns and legal representatives.

                  All judgments against a Related Person wherein such Related Person is entitled to indemnification must first be satisfied from Partnership

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assets before the General Partner is responsible for these obligations.

                           (b)  If for any reason the indemnity
provided for in Section 13.1(a) and to which a Related Person is otherwise entitled is unavailable to such Related Person in respect of any Damages, then the Partnership, in lieu of indemnifying such Related Person, shall contribute to the amount paid or payable by such Related Person as a result of such Damages in the proportion the total capital of the Partnership (exclusive of the balance in the Related Person's Capital Accounts (which, for purposes of this Section 13.1(b) in the case of a Related Person which is not a Partner, shall mean the General Partner's Capital Accounts if the Related Person is an Affiliate thereof) bears to the total capital of the Partnership (including the balance in the Related Person's Capital Accounts), which contribution shall be treated as an expense of the Partnership.

                        (c) No Limited Partner or any Member thereof shall be personally obligated with respect to the indemnification or contribution provided for in this Section 13.1.

                        13.2. Not Liable for Return of Capital. Neither the General Partner nor any other Related Person shall be personally liable for the return of the Capital Contributions of any Limited Partner or any portion thereof or interest thereon, and such return shall be made solely from available Partnership assets, if any.

14.   DURATION AND TERMINATION OF THE PARTNERSHIP.

                        14.1. Term. The existence of the Partnership commenced on the date of the filing of a certificate of limited partnership described in
Section 17- 201 of the Act in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the first to occur of the following events (each an "Event of Termination"):

                        (a) the failure to continue the business of the Partnership as provided in Section 15.2 following a Disabling Event in respect of the General Partner;

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                        (b) the exercise of the Put, the Early Put, the Call
or a Tender Offer, which results in the purchase by the General Partner of all of the then outstanding limited partnership interest of the Original Limited Partner; and

                        (c) December 31, 2045.

                        14.2.  Winding-Up.  Upon the occurrence of
an Event of Termination, the Partnership shall be dissolved and wound-up. In connection with the dissolution and winding-up of the Partnership, the General Partner or, if there is no General Partner, a liquidator or other representative (the "Representative") appointed by the Original Limited Partner in accordance with Section 16.1, shall use its reasonable efforts in accordance with its reasonable discretion to proceed with the sale or liquidation of such of the assets of the Partnership as the General Partner may elect (including the conversion to cash or cash equivalents of its notes or accounts receivable) and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

                           (a)  first, to pay (or to make provision
for the payment of) all amounts owing to creditors of the Partnership (including the Lender and Partners who are creditors of the Partnership) and the expenses of liquidation, in the order of priority, if any, required by applicable law, in satisfaction of all debts, liabilities or obligations of the Partnership due such creditors and of such expenses of liquidation;

                           (b)  second, to the establishment of any
reserve which the General Partner or the Representative, as the case may be, may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership (such reserve may be paid over by the General Partner or the Representative to an escrow agent acceptable to the General Partner or the Representative, to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the General Partner or the Representative, for distribution of the bal-

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ance in the manner hereinafter provided in this Section
14.2); and

                           (c)  third, after the payment (or the
provision for payment) of all debts, liabilities and obligations of the Partnership in accordance with clauses (a) and (b) above, to the Partners or their legal representatives in proportion to the balances in their respective positive Capital Accounts as adjusted pursuant to Section 4 for all Partnership operations up to and including such liquidation, no later than 90 days after the date of liquidation of the Partnership.

                        14.3.  Distributions in Cash or in Kind.
The General Partner or the Representative, as the case may be, shall hire an independent appraiser, which shall be a Big Six Accounting Firm (the cost of such appraisal to be considered a Partnership Expense), to appraise the Fair Market Value of Partnership assets not sold or otherwise disposed of in accordance with Section 14.2 hereof. The General Partner shall purchase such assets from the Partnership for a price, payable in cash, equal to the aggregate Fair Market Value of such assets. The proceeds of such purchase shall be distributed in the manner set forth in Section 14.2 hereof. The General Partner or the Representative shall in good faith attempt to liquidate sufficient Partnership assets to satisfy in cash the debts and liabilities described in Section 14.2 hereof.

                        14.4. Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the General Partner or the Representative to minimize the losses attendant upon such liquidation.

                        14.5.  Termination.  Upon compliance with
the foregoing distribution plan, the Partnership shall cease to be such, and the General Partner or the Representative, as the case may be, shall execute, acknowledge and cause to be filed with the Secretary of State of the State of Delaware a certificate of cancellation of the Partnership pursuant to the power of attorney contained in Section 17.12.

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                        14.6. Compliance with Certain Requirements of Treasury
Regulations. In the event the Partnership is "liquidated" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), (a) if the General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(3) and (b) distributions shall be made pursuant to this
Section 14 to the Partners who have positive Capital Accounts in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2).

15.   DISSOLUTION, ETC. OF GENERAL PARTNER.

                        15.1. Disabling Events. The occurrence of any of the following (each a "Disabling Event") shall, subject to the grace periods specified below, constitute grounds for the Limited Partners to remove the General Partner:

                        (a) the General Partner shall breach Section 2.8;

                        (b) any representation or warranty made herein by the General Partner proves to have been untrue or incorrect in any material respect as of the date when made, and such untruth or incorrectness could have a material adverse effect upon the Original Limited Partner's limited partnership interest or on the business of the Partnership;

                        (c)  the General Partner shall create or
permit the creation of any Lien (other than Permitted Liens) upon the assets of the Partnership, or sell, Assign or otherwise dispose of, all or any part of its general partnership interest in the Partnership, or the General Partner shall withdraw or retire as the General Partner or voluntarily dissolve or liquidate the Partnership (other than on the terms contemplated herein);


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                        (d) the General Partner shall commence or have
commenced against it any bankruptcy or insolvency proceedings, and such proceedings are not dismissed within 60 days; or

                        (e) the General Partner shall have commenced a process which would lead to its dissolution (whether voluntarily or by operation of law).

                        15.2. Effect of a Disabling Event. Upon the occurrence of a Disabling Event, the Original Limited Partner may, within 90 days following such occurrence, upon the vote of Members holding at least 66 2/3% of the LLC Interests then outstanding, remove the General Partner, and appoint one or more Successor General Partners. In such event, any remaining General Partner shall reconstitute and continue the Partnership. Any provisions in this Agreement to the contrary notwithstanding, upon the occurrence of a Disabling Event in respect of the last remaining General Partner, the Partnership shall be dissolved and wound up as provided in Section 14, unless within 90 days of such Disabling Event all of the Limited Partners consent in writing to the reconstitution and continuation of the operations of the Partnership and the election of one or more Successor General Partners.

16.   AMENDMENTS.

                        16.1. Consent to Amendments. Subject to Sections 17.12 and 17.15, any provision of this Agreement may be modified, waived or amended only with the written consent of the General Partner and the Original Limited Partner. The consent of the Original Limited Partner to any such waiver, modification or amendment shall be given on behalf of the Original Limited Partner by the Designated Member if Members holding more than 50% of the LLC Interests then outstanding vote affirmatively for such waiver, modification or amendment, provided, that any waiver, modification or amendment of Section 4, 5.2, 5.3, 8, 9, 10, 14.1 or this Section 16.1 shall be consented to by the Original Limited Partner only if Members holding at least 66.7% of the LLC Interests then outstanding approve same (except that (a) a change in the percentage of Members' consent required to make acceptance of an offer to redeem by the Original Limited Partner under

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Section 8 mandatory upon all Members shall require the affirmative vote of
Members holding at least 75% of the LLC Interests then outstanding and (b) any change requiring Members to contribute additional cash to the Original Limited Partner shall not be binding upon any Member who does not consent to such change in writing). In any such case, the General Partner shall transmit such request for any waiver, modification or amendment to the Members on behalf of the Designated Member and solicit their votes. The Members shall, unless otherwise provided in such request, have ten Business Days in which to respond, and, at the close of business on such tenth (or other as provided in the request from the General Partner) Business Day, the Original Limited Partner will cast a single vote to accept or reject the General Partner's request in accordance with the votes of the Members.

                        16.2. Amendments by General Partner. Subject to the provisions of Section 16.1, the General Partner shall have the authority to amend or modify this Agreement without any vote or other action by the Limited Partners, as expressly permitted by Section 17.12 or to satisfy any requirements, conditions, guidelines, directives, orders, rulings or regulations of any Governmental Authority, or as otherwise required by applicable law. Subject to the provisions of Section 16.1, the General Partner shall have the authority to amend or modify this Agreement without any vote or other action by the Limited Partners (a) to reflect the admission of Substitute, Additional or Subsequent Partners and transfers of interests of Partners pursuant to Section 8, (b) to form, qualify or continue the Partnership as a limited partnership in all jurisdictions in which the Partnership conducts or plans to conduct business, (c) to change the name of the Partnership, (d) to cure any ambiguity or correct or supplement any provision herein contained which may be incomplete or inconsistent with any other provision herein contained or (e) to correct any typographical errors contained herein.


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17.   MISCELLANEOUS.

                        17.1. Waiver of Partition. Each of the Partners hereby irrevocably waives any and all rights that such Partner may have to maintain any action for partition of any of the Partnership's property.

                        17.2. Entire Agreement. This Agreement together with the documents expressly referred to herein, each as amended or supplemented, constitutes the entire agreement among the parties with respect to the subject matter herein or therein. They supersede any prior agreement or understanding among the parties hereto.

                        17.3. Choice of Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND, WITHOUT LIMITATION THEREOF, THAT THE ACT AS NOW ADOPTED OR AS MAY BE HEREAFTER AMENDED SHALL GOVERN THE PARTNERSHIP ASPECTS OF THIS AGREEMENT.

                        17.4.  Successors and Assigns.  Except as
otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

                        17.5.  Captions.  Captions contained in this
Agreement are inserted only as a matter of convenience and in no way define, limit or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.

                        17.6.  Severability.  If any provision of
this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to Persons or circumstances other than those to which it is held invalid, illegal or unen- forceable shall not be affected thereby.

                        17.7.  Counterparts.  This Agreement may be
executed in several counterparts, each of which shall be

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deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all Partners to execute the same counterpart hereof.

                        17.8.  Additional Documents.  Subject to the
provisions of this Agreement, each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the creation of the Partnership and the achievement of its purposes, specifically including (a) any amendments to this Agreement and such certificates and other documents as the General Partner deems necessary or appropriate to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in all jurisdictions in which the Partnership conducts or plans to conduct business and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Partnership or its Partners by the laws of the United States of America or any jurisdiction in which the Partnership conducts or plans to conduct business, or any political subdivision or agency thereof.

                        17.9. Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in writing given to the party claiming such waiver has occurred, provided that no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

                        17.10.  Manner of Consent.  Any consent or
approval required by this Agreement may be given or ratified by a written consent given by the consenting Partner at, prior to or following the taking of the action for which the consent is solicited, or by the affirmative vote of the consenting Partner to the taking of the action for which the consent is solicited at any meeting duly called and held (prior to or after the taking of such action) to consider the taking of such action.

                        17.11.  Notices.  To be effective, unless
otherwise specified in this Agreement, all notices,

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requests, offers (including the Early Put, the Put, the Tender Offer and the
Call), demands, consents and other communications under this Agreement must be in writing and shall be deemed given (a) three days after depositing the same in the United States mail, postage prepaid, certified or registered, return receipt requested, provided that any notice to the General Partner shall be effective only if and when received by the General Partner, (b) upon delivering the same in person and receiving a signed receipt therefor, (c) one day after sending the same by a recognized overnight delivery service or (d) when sent by telecopy and confirmed. For purposes of all notices, requests, demands, consents and other communications under this Agreement, the addresses of the Partners shall be as set forth on Schedule A to this Agreement, as amended from time to time, and the address of the Partnership shall be as set forth in Section 2.4. Any Partner or its Assignee may designate a different address to which notices or demands shall thereafter be directed and such designation shall be made by written notice given in the manner hereinabove required and, in the case of a Limited Partner or its Assignee, directed to the Partnership at its offices as hereinabove set forth. Notices to any Assignee of a Limited Partner shall be given to such Limited Partner unless such Assignee has designated a different address therefor by written notice given in the manner hereinabove required.

                        17.12. Grant of Power of Attorney. Each Limited Partner hereby irrevocably constitutes and appoints the General Partner and each member of the General Partner vested with management rights with respect to the General Partner, as its true and lawful attorney and agent, in its name, place and stead to make, execute, acknowledge and, if necessary, to file and record:

                        (a) any certificates or other instruments or amendments thereof which the Partnership may be required to file under the Act or any other laws of the State of Delaware or pursuant to the requirements of any Governmental Authority having jurisdiction over the Partnership or which the General Partner shall deem it advisable to file, including, without limitation, this Agreement, any amended Agreement and a certificate of cancellation as provided in Section 14.5;

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                        (b) any certificates or other instruments (including
counterparts of this Agreement with such changes as may be required by the law of other jurisdictions) and all amendments thereto which the General Partner deems appropriate or necessary to qualify, or continue the qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) and to preserve the limited liability status of the Partnership in the jurisdictions in which the Partnership may acquire investment interests;

                   (c) any certificates or other instruments which may be required in order to effectuate any change in the membership of the Partnership or to effectuate the dissolution and termination of the Partnership pursuant to Section 14.5; and

                           (d)  any amendments to any certificate or
to this Agreement necessary to reflect any other changes made pursuant to the exercise of the powers of attorney contained in this Section 17.12 or pursuant to this Agreement.

                        17.13.  Irrevocable and Coupled with an
Interest; Copies to Be Transmitted. The powers of attorney granted under
Section 17.12 shall be deemed irrevocable and to be coupled with an interest. A copy of each document executed by the General Partner pursuant to the powers of attorney granted in Section 17.12 shall be transmitted to each Limited Partner promptly after the date of the execution of any such document.

                        17.14.  Survival of Power of Attorney.  The
powers of attorney granted in Section 17.12 shall survive delivery of an Assignment by any Limited Partner of the whole or any part of such Partner's Partnership interest, provided that if such Assignment was of all of such Limited Partner's Partnership interest and the substitution of the Assignee as a Limited Partner has been consented to by the General Partner, the foregoing powers of attorney shall survive the delivery of such Assignment for the purpose of enabling the General Partner to execute, acknowledge and file any and all certificates and other instruments necessary to effectuate the substitu-

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tion of the Assignee as a Substitute Limited Partner. Such powers of attorney shall survive the death, incapac- ity, dissolution, adjudication of incompetency or termination of a Limited Partner and shall extend to such Limited Partner's successors and assigns.

                        17.15. Limitation of Power of Attorney. The powers of attorney granted under Section 17.12 cannot be utilized by the General Partner for purposes which require the express consent of the Original Limited Partner under Section 16.1.

                        17.16. Exercise of Rights. The Limited Partners shall be permitted to exercise any of the voting rights set forth in this Agreement unless, prior to the exercise by the Limited Partners of any specified voting right or rights, the Partnership shall have obtained (and furnished a copy thereof to each Limited Partner) an opinion of counsel for the Partnership to the effect that the exercise of such specified right or rights will (a) adversely affect the limited liability of the Limited Partners, or (b) adversely affect the classification of the Partnership as a partnership for federal income tax purposes.

                        17.17. Confidentiality. Each Limited Partner agrees, as set forth below, with respect to any information pertaining to the Partnership, HFS or their Affiliates or the business of any of them that is provided to such Limited Partner pursuant to this Agreement or otherwise (including, without limitation, any trade secrets owned or protected by HFS, the Partnership or the General Partner, other proprietary information not generally known to the lodging industry, including confidential portions of the System Standards Manual, information otherwise imparted by HFS to the General Partner, the Partnership or any Franchisee in confidence, the "Rules of Operation Manual", all other System Standards manuals and documentation, including those on the subjects of employee relations, finance and administration, field operation, purchasing and marketing, and the Reservation System software and applications software (collectively, "Confidential Matters")) to treat as confidential all such information, together with any analyses, studies or other documents or records prepared

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by such Partner, HFS or their Affiliates, or any representative or other
Person acting on behalf of such Limited Partner (collectively, its "Authorized Representatives"), which contain or otherwise reflect or are generated from Confidential Matters, and will not, and will not permit any of its Authorized Representatives to, disclose any Confidential Matter, provided that any Limited Partner (or its Authorized Representative) may disclose any such information to any Governmental Authority having jurisdiction over such Limited Partner (or its Authorized Representative), to its auditors, attorneys and other professional advisors, as may be required or appropriate in response to any summons or subpoena, or as to which the General Partner has consented in writing.

                        17.18. Submission to Jurisdiction. EACH LIMITED PARTNER IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE UNITED STATES FEDERAL COURTS FOR THE SOUTHERN DISTRICT OF NEW YORK, OR ANY STATE COURT LOCATED IN NEW YORK CITY, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LIMITED PARTNER HEREBY SUBMITS TO AND ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY APPEAL THEREOF. EACH LIMITED PARTNER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF IN THE MANNER SET FORTH IN SECTION 17.11. EACH LIMITED PARTNER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE GENERAL PARTNER OR THE PARTNERSHIP TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL ACTIONS OR PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTNER HEREUNDER IN ANY OTHER JURISDICTION.

                        17.19.  Waiver of Trial by Jury.  TO THE
EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

                        IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.


GENERAL FRANCHISE SYSTEMS, INC.,                 FRANCHISE INVESTORS L.L.C.,
GENERAL PARTNER                                  LIMITED PARTNER


By:/s/Joel R. Buckberg                           By: ML LEASING PARTNERS, INC.,
   -----------------------------------               Designated Member
Name:  Joel R. Buckberg
Title: Senior Vice President-
                        Legal
                                                  By:/s/Robert F. Tully
                                                     --------------------------
                                                  Name: Robert F. Tully
                                                  Title: Vice President




THE PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER NATION OR JURISDICTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THE SAME HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER HAS BEEN RENDERED TO THE PARTNERSHIP THAT AN EXEMPTION FROM REGISTRATION UNDER APPLICABLE SECURITIES LAWS IS AVAILABLE. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE LIMITED PARTNERSHIP INTERESTS IS RESTRICTED AS PROVIDED IN THIS AGREEMENT OF LIMITED PARTNERSHIP.

                                  Schedule A

                             Capital Contributions


                                                    Initial Capital
                                                    Contribution

General Partner:                                    $3,000,000

General Franchise
  Systems, Inc.
Six Sylvan Way
Parsippany, N.J.  07054-
0278
Attn:  Executive Vice
  President and
  General Counsel
Telecopy: 201-428-5269


Original Limited Part-
ner:

FRANCHISE INVESTORS
L.L.C.                                              $1,250,000
c/o ML Leasing Partners,
Inc.
World Financial Center
South Tower 14th floor
225 Liberty St.
New York NY 10080-6114
Attn: Martin McInerney
Telecopy: 212-449-3207

with a copy to:
ML Fund Administrators,
Inc.
World Financial Center
South Tower, 23d floor
225 Liberty St.
New York, NY 10080-6123
Attn: Robert F. Tully
Telecopy: 212-236-7360